Exhibit 99.4

FRIED, FRANK, HARRIS, SHRIVER & JACOBSON LLP

One New York Plaza

New York, NY  10004-1980

Tel:  212.859.8000

Fax:  212.859.4000

www.friedfrank.com

Direct Line: 212.859.8019
Fax: 212.859.8583
schelbr@ffhsj.com

July 11, 2005

By Electronic Mail and Overnight Courier

Jesse H. Austin, III, Esq.

Paul, Hastings, Janofsky & Walker LLP

600 Peachtree Street, N.E.

24th Floor

Atlanta, GA  30308

Steven Reisman, Esq.

Curtis, Mallet-Prevost, Colt & Mosle LLP

101 Park Avenue

New York, NY  10178

Re:

Magten Asset Management Corporation (“Magten”) (NorthWestern Corporation (“NorthWestern”), and together with any and all of its subsidiaries and affiliates, including all predecessors and successors and any and all of their respective present and former officers, directors, agents, advisors, and representatives (collectively, the “NorthWestern Entities”))

Dear Jesse and Steve:

As you know, together with Storch Amini & Munves, P.C., we are the attorneys for Magten in connection with Magten’s rights, claims, interests and all litigation related to arising from and in connection with the NorthWestern Entities, including all adversary proceedings, contested matters, appeals and other actions.

We understand from published reports that NorthWestern may be in receipt of, and may be considering, offers for the purchase of the company.  On June 30, 2005, a consortium of municipalities under a nonprofit corporation called Montana Public Power Inc. (“MPPI”), announced that MPPI had offered to acquire NorthWestern for

New York • Washington • Los Angeles• London • Paris

A Delaware Limited Liability Partnership

$32.50 per share of common stock.(1)  We further understand that, to date, the Board of Directors of NorthWestern (the “Board”) has not accepted such offer.  As a result of (i) the actions pending against NorthWestern on account of the fraudulent transfer of the assets of Clark Fork & Blackfoot LLC (“Clark Fork”), (ii) the pending appeal of the order confirming NorthWestern’s chapter 11 plan (the “Plan”), (iii) the complaint to revoke the confirmation order, (iv) what appears to be sustained and continuing violations of the United States securities laws by the NorthWestern entities, and (v) a variety of other issues and concerns, any such transaction may be avoidable, may constitute a breach of fiduciary duty by directors, and will be subject to attack by Magten and others.

In connection with consideration by the Board of any and all transactions, please advise and remind the Board that Magten will be constrained to exercise any and all rights and remedies arising from and in connection with any such transaction.  Please further advise the Board that Magten will pursue and prosecute claims against the NorthWestern Entities and all third parties who facilitate any such transaction and any and all resultant harm and damage to and loss incurred by Magten.  In addition to sharing a copy of this letter with each of the members of the Board, Magten believes that it is incumbent on the NorthWestern Entities to forthwith provide any and all third parties have expressed an interest in NorthWestern with a copy of this letter so that all are on notice and afforded an opportunity to avoid harm, damage and loss. Any and all third parties who pursue an acquisition or benefit from the same, will be held liable for all such claims, harm and damages.

We also trust and anticipate that you will remind the Board and all third parties that the business practices of the NorthWestern Entities prior to chapter 11 remain the subject of an investigation by the Securities Exchange Commission (the “SEC”).  NorthWestern’s pre-chapter 11 public filings contained misleading statements with respect to, among other things, loan totaling approximately $200 million made by NorthWestern to its non-utility subsidiary, Expanets Inc. (“Expanets”).  Although a portion of these loans were made as early as December 31, 2001, NorthWestern did not disclose these loans until September 2002, when it restated its financials for the fiscal year of 2001 and the first and second quarters of 2002.  Moreover, while NorthWestern knew that Expanets was performing poorly and these loans would not be repaid, it stated in its 10Q for the third quarter of 2002 that it “anticipate[s] repayment” of such loans.  In October of 2002, despite knowing that it had no legal alternatives other than to write down the value of its loans to Expanets, NorthWestern completed a common stock offering but failed to disclose this information in its prospectus.

(1)                                  According to recent news reports, MPPI intends to finance the purchase price through debt financing provided by Citigroup Global Markets Inc. and has offered to pay NorthWestern $1.1 billion in cash and to assume $825 million in debt.

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NorthWestern’s failure to appropriately disclose the loans was compounded by the execution by NorthWestern of its 10K for 2001 and 10Q’s for the first three quarters of 2002 under certification that the financials fully complied with the Sarbanes Oxley Act.  Not until April 2003 did NorthWestern restate its financials and publicly admit that it was aware that its non-utility businesses, including its investment in Expanets, had been underperforming.  Only after misleading the capital markets and thereby violating applicable securities laws did NorthWestern write down the $205.7 million in loans to Expanets.  Timely disclosure would have precluded NorthWestern’s October 2002 securities offering as well as the transfer of the Montana utility assets from Clark Fork to NorthWestern and the fraud on Clark Fork’s creditors.

In addition to the matters that are the subject of the pending SEC review, both during and subsequent to NorthWestern’s chapter 11 case, it appears that the NorthWestern Entities may have engaged in conduct that has violated and continues to violate the United States securities law.  These new violations put the NorthWestern Entities at further substantial risk.(2)  Magten had anticipated that the changes in management and the election of a new Board that occurred as a result of NorthWestern’s  emergence from chapter 11 would result in independence, appropriate controls and state of the art corporate governance so that additional violations of securities laws would be prevented.

During the pendency of NorthWestern’s chapter 11 case and with respect to its Plan, NorthWestern significantly undervalued its assets.  Notwithstanding his consistent record of ruling against Magten and the Indenture Trustee for the QUIPS, Judge Peterson was recently constrained to acknowledge that the NorthWestern Entities  “cemented” the value of NorthWestern by conditioning Lazard Freres & Co. LLC’s fees on its ability to obtain value for senior bondholders only.  See Memorandum Opinion with respect to Final Fee Application of Lazard Freres & Co. LLC., dated May 5, 2005.  Immediately after emerging from chapter 11, NorthWestern’s stock appreciated approximately 40%.  NorthWestern’s rejection of the $32.50 per share offer – a 62.5% premium over the Plan value – only eight months after emerging from chapter 11, underscores that the NorthWestern Entities knew or should have known that the true value of NorthWestern substantially and materially exceeded the Plan value and concealed this fact from the Bankruptcy Court and creditors.(3)  Consistent with such pattern of misrepresentation, NorthWestern underfunded the disputed claims reserve for Class 9 claims.  As a result, the Class 7 claim holders, even at the “inadequate” price of $32.50, stand to reap far in excess of the amount of their allowed claims, while the other

(2)                                  Published news reports have pointed out that MPPI’s offer of $32.50 price per share is 22.4 times NorthWestern’s projected earnings per share this year and significantly more than the $17.61 to $22.39 per share valuation given by NorthWestern’s financial advisor in the Plan.

(3)                                  Save to the recent failed and compromised mediation, it is stating the obvious to note that professionals for Harbert should have no role in such process.

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unsecured creditors, including holders of the QUIPS, recover only a small percentage of their allowed claims.  Such conduct has already resulted in litigation that the Bankruptcy Court has suggested “could stand the [chapter 11] Plan on its head” id., and may result in Magten seeking additional relief to account for the windfall to creditors and the fraud perpetrated on Magten, NorthWestern’s other creditors and the Bankruptcy Court.

As disclosed in public filings, Harbert Distressed Investment Master Fund Ltd. (“Harbert”), currently holds approximately 26.5% of the common stock of NorthWestern.   Harbert has consistently maintained in filings with the SEC that its holdings in NorthWestern were “being held for investment purposes only” and it had no purpose or plan to acquire or exercise some measure of control over NorthWestern.  See Schedule 13D, a copy of which is attached hereto as Exhibit A.  Harbert has also filed an application for exemption from the Public Utility Holding Company Act of 1935 (“PUHCA”), contending that it fell within the exemption provided by 15 U.S.C. §79(c)(a)(4) for companies that are “temporarily a holding company” (the “PUHCA Application”).  See PUHCA Application, a copy of which is attached hereto as Exhibit B.  In its PUHCA Application, Harbert asserted that it required an exemption from PUHCA while it undertook to dispose of the shares of NorthWestern’s common stock acquired as a creditor of NorthWestern.  Harbert stated that it “w[ould] not exercise such a controlling influence over the management or policies of the reorganized NorthWestern as to make it necessary or appropriate to subject Harbert to regulation as a holding company.” Id.  Harbert further stated that “[it] does not have any plans to control or affect the governance of NorthWestern . . . [and] does not intend to cause any changes in policy of NorthWestern’s management.” Id.

The Indenture Trustee for the QUIPS has filed with the SEC a Protest and Request for Hearing (the “Protest”) regarding Harbert’s PUHCA Application.  See Protest, a copy of which is attached hereto as Exhibit C.  The Protest, among other things, highlights the significant control and influence Harbert has exercised over management and the Board and requests that Harbert’s PUHCA Application be denied.  As set forth in the Protest, contrary to the statements made by Harbert in its 13D filing and PUHCA Application, Harbert has repeatedly controlled and influenced NorthWestern’s management and the Board.  See Protest, Exhibit C, pp. 5 and 7.  As set forth in the Protest, this is well evidenced by management’s decision to repudiate the settlement agreement entered into by NorthWestern, Magten and the Indenture Trustee for the QUIPS.  Id. p. 8.

As you are aware, NorthWestern reached a global settlement and compromise with Magten and the Indenture Trustee for the QUIPS, which settled approximately ten outstanding, costly litigations and appeals.  See Protest, Exhibit C, p.8.  This settlement was negotiated by NorthWestern, drafted by NorthWestern and championed by Gary G. Drook, NorthWestern’s then President and Chief Executive Officer.  In a press release

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Mr. Drook stated that NorthWestern “believe[s] this settlement is in the best interest of the Company and its shareholders as it removes the uncertainty associated with this protracted legal dispute that, if continued, would have resulted in significant cost to the Company.”

As set forth in the Protest, after the settlement was announced, Harbert raised objections directly with the Chairman of the Board and sent a letter to the Board making clear that NorthWestern must and should withdraw from the settlement.  See Protest, Exhibit C, pp. 8-9.  According to the Protest, “Harbert further demanded that NorthWestern immediately approve Harbert’s appointment to NorthWestern’s plan committee” (the “Plan Committee”) and “[i]n response to Harbert’s demand, NorthWestern not only jettisoned the [s]ettlement [a]greement, but also made Harbert a member of the Plan Committee.” Id. p.9.  Clearly not the actions and deeds of a “passive investor.” Id.

In addition to the foregoing, Management appears to be providing Harbert access to information that it is not giving to other stakeholders.  For example, Harbert has disclosed that it received information from both NorthWestern and its counsel regarding the merits of the fraudulent conveyance litigation commenced by Magten.  See Schedule 13D, Exhibit A.  Harbert also had discussions with Mr. Drook concerning the settlement.  Based on this record and more, management is fully aware that Harbert is not a passive investor but is in fact acting as a controlling shareholder.  Upon receipt of calls, contacts, letters and pressure, the NorthWestern Entities were obligated by law to challenge the bona fides of Harbert’s regulatory filings and seek appropriate recourse against Harbert for its knowing violations of the law.  On information and belief, the NorthWestern Entities’ have failed to do so and management and the Board have become participants in Harbert’s violations.

On information and belief, to date, NorthWestern likewise has taken no action with respect to violations of PUHCA and section 13(d) committed by members of the Ad Hoc Committee of Class 7 Debtholders (the “Ad Hoc Committee”) holding an aggregate of more than 38% of NorthWestern’s common stock.  Because the Ad Hoc Committee is a group acting in concert, it is required to file a  Schedule 13D with the SEC, and to register with PUHCA or to seek an exemption from PUHCA.  NorthWestern knows this well: in April 2004, when several holders of NorthWestern’s old common stock formed an ad hoc committee, NorthWestern’s counsel sent a letter to those holders advising them of their obligations under PUHCA and of the ramifications for failing to comply.  In light of NorthWestern’s diligence in addressing the PUHCA issue in April 2004, NorthWestern’s silence in the face of similar actions by the current ad hoc group speaks volumes about Harbert’s control over NorthWestern’s management.

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As the recitation above makes clear, it is incumbent upon NorthWestern’s Board to begin forthwith a full, complete and independent investigation and to create a formal record of the steps it takes to probe these allegations, take appropriate and corrective action and provide Magten and all stakeholders of the NorthWestern Entities with a report on its investigative findings.  In light of the role of management and NorthWestern’s current advisors in many of these actions, any investigation must be undertaken by individuals and firms that have had no involvement in any of the conduct and actions described above.(4)

NorthWestern has repeatedly stated that the litigation commenced by Magten and the Indenture Trustee may “harm [NorthWestern’s] business and have a material adverse impact on [NorthWestern’s] financial condition” (see 10K, filed March 14, 2005).  NorthWestern has repeatedly suggested that it would embrace a settlement with Magten but for Harbert’s objections and the steps taken by Harbert to coerce the Board and management.  Management’s continued refusal to act without the consent and support of Harbert is further evidence that NorthWestern has in fact permitted Harbert to influence and control management’s decisions.(5)  In fact, by following Harbert’s directive and failing to honor its obligations under the settlement, NorthWestern’s shareholders have been substantially harmed.  Relieved of the burdens, doubts and volatility attendant to the bona fides of the claims of Magten and the Indenture Trustee, NorthWestern’s common stock would reflect true value – a value in excess of $32.50 per share and a value without a discount like that imposed by MPPI and other third parties.  It is important for all to note that one reason that may explain the Board’s failure to embrace the current offer from MPPI or any other third party, is the inability of NorthWestern to give representations and warranties by reason of all that is set forth above.

We are not writing this letter to engage in debate, but rather to preserve, protect and maximize value for all parties.  It is essential that any and all improper conduct by the NorthWestern Entities, and the substantial risk of liability resulting from this conduct be acted on.  We hope that the two of you will help lift the cloud that hangs over the company and that is impairing its value by having the Board address the issues we have raised and by ensuring that third party purchasers and their funding sources are made aware of all issues and concerns so that if and when the Board elects to move forward with a transaction, full, complete and truthful representations and warranties

(4)                                  Save to the recent failed and compromised mediation, it is stating the obvious to note that professionals for Harbert should have no role in such process.

(5)                                  It has been suggested that the resignation of NorthWestern’s former president, Gary Drook, was the result of Harbert’s displeasure with Mr. Drook.  If Harbert had any role (whether direct or indirect) in replacing Mr. Drook with Mr. Hanson as president of the Company, such actions would plainly be a blatant violation of PUHCA and section 13(d), and NorthWestern would be complicit in facilitating Harbert’s violations.

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may be provided and proceeds are not the subject of claims, dispute and claw back.  Unless Magten receives confirmation that you have shared this letter with the Board and that the Board has addressed the issues, Magten will be constrained to follow the lead of NorthWestern’s largest shareholder by releasing this letter to the marketplace.  Due to the sensitive nature and import of these issues, we hope to avoid such release and have the opportunity to meet with the Board in the near term.  Likewise, we would welcome the opportunity to meet with any and all prospective acquirers.

Time is of the essence.

Very truly yours,

/s/ Brad Eric Scheler

Brad Eric Scheler

cc:	Magten Asset Management Corporation
Bijan Amini, Esq.

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Exhibit A

Company: NORTHWESTERN CORP

Company: HARBERT DISTRESSED INVESTMENT MASTER FUND LTD

Form Type: SC 13D/A   SEC File #: 005-36015

Description: SCHEDULE 13D AMENDMENT NO.1

File Date: 02/16/05

State of Incorporation:

Fiscal Year End:

CIK:  0001233563

SIC:

IRS Identifying Number:  000000000

Business Address

C/O INTERNATIONAL FUND SERVICES

THIRD FL BISHOP SQUARE REDMONDS HILL

DUBLIN IRELAND, Ireland 00000

(212) 521-6972

Mailing Address

C/O INTERNATIONAL FUND SERVICES

THIRD FL BISHOP SQUARE REDMONDS HILL

DUBLIN IRELAND, Ireland 00000

LIVEDGAR Information Provided By:

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SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 13D

(Rule 13d-101)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT

TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO

RULE 13d-2(a)

(Amendment No. 1)

NorthWestern Corporation

(Name of Issuer)

Common Stock, par value $0.001 per Share

(Title of Class of Securities)

668074305

(CUSIP Number)

Joel Piassick

555 Madison Avenue, 16th Floor

New York, New York 10022

(Name, Address and Telephone Number of Person

Authorized to Receive Notices and Communications)

February 15, 2005

(Date of Event which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box ☐.

This Amendment amends the Schedule 13D filed by Harbert Distressed Investment Master Fund, Ltd. (the "Master Fund"), HMC Distressed Investment Offshore Manager, L.L.C., HMC Investors, L.L.C., Philip Falcone, Raymond J. Harbert, and Michael D. Luce ( the "Reporting Persons"), dated November 12, 2004, with respect to the common stock, par value $0.001 per share, of NorthWestern Corporation (the "Issuer"). Capitalized terms used in this Amendment without definition have the meanings assigned in the original Schedule 13D filing.

Item 4.    Purpose of Transaction

Item 4 of the Schedule 13D is amended by adding the following disclosure:

On February 15, 2005, Master Fund sent a letter to the board of directors of the Issuer, a copy of which is filed with this Amendment as Exhibit B. Master Fund sent the letter because, as described in the letter, it believes that the Issuer has taken actions that violate the terms of the Issuer's bankruptcy plan of reorganization and that are prejudicial to the interests of holders of claims against the estate of the Issuer's predecessor in bankruptcy generally and Master Fund in particular. Master Fund also issued a press release with the text of the letter, a copy of which is filed with this Amendment as Exhibit C.

While sending the letter to protect their interests under the bankruptcy plan, the Reporting Persons continue to hold the Shares for investment purposes only.

Item 7.    Material to be Filed as Exhibits.

Item 7 of the Schedule 13D is amended by adding the following exhibit.

Exhibit B:  Letter, dated February 15, 2005, from Master Fund to the board of directors of the Issuer.

Exhibit C:  Press release issued by Master Fund, dated February 15, 2005

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SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 15, 2005

Harbert Distressed Investment Master Fund, Ltd.
By: HMC Distressed Investment Offshore Manager, L.L.C.
By: HMC Investors, L.L.C., Managing Member

By:	/s/ Joel B. Piassick
Joel B. Piassick

HMC Distressed Investment Offshore Manager, L.L.C.
By: HMC Investors, L.L.C., Managing Member

By:	/s/ Joel B. Piassick
Joel B. Piassick

HMC Investors, L.L.C.

By:	/s/ Joel B. Piassick
Joel B. Piassick

/s/ Philip Falcone
Philip Falcone

/s/ Raymond J. Harbert
Raymond J. Harbert

/s/ Michael D. Luce
Michael D. Luce

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EXHIBIT B

THE HARBERT DISTRESSED INVESTMENT MASTER FUND, LTD.

555 Madison Avenue, 16th Floor

New York, NY 10022

February 15, 2005

VIA FACSIMILE

Members of the Board of Directors
of NorthWestern Corporation

c/o Dr. Ernest Linn Draper, Jr.

Chairman of the Board

NorthWestern Corporation

125 S. Dakota Avenue

Sioux Falls, SD  57104-6403

Re:	Failure to Adhere to the Plan of Reorganization and Objection to Flawed Settlement with Magten Asset Management Corporation and Law Debenture Trust Company of New York

Gentlemen:

Harbert Distressed Investment Master Fund, Ltd. (“Harbert”) holds approximately 20% of the Class 7 prepetition claims against NorthWestern Corporation (“NorthWestern” or the “Company”), as well as approximately 20% of the common stock and approximately 33% of the warrants of reorganized NorthWestern. We received the latter securities by operation of the Second Amended and Restated Plan of Reorganization (the “Plan”) in exchange for previously contracted bona fide debt of NorthWestern. We have been told by representatives of holders of what we believe are a majority of both the Class 7 prepetition claims and the new common stock that they share the concerns described in this letter.

In an effort to protect the interests of Class 7 creditors such as Harbert, as well as shareholders, warrant-holders and other stakeholders in NorthWestern as they were negotiated by the participants to the bankruptcy proceeding and set forth in the Plan, I am writing to express Harbert’s strong objection to (i) the excessive consideration proposed to be paid in the settlement agreement in principle that NorthWestern management, on February 9, 2005, announced it had reached with Magten Asset Management Corporation (“Magten”) and Law Debenture Trust Company of New York LLC (“Law Debenture”); (ii) management’s and NorthWestern’s outside counsel’s continued objections to our repeated requests to add creditors to the Plan Committee created to review settlements proposed by management, notwithstanding the lack of a role of the Company under the Plan in constituting the Plan Committee and the ongoing attempts by Harbert in good faith to accommodate the Company’s concerns; and (iii) the failure by the Company, after requests by Harbert first made in December, to distribute over 375,000 common shares with a current value of more than $10 million to their proper owners in Classes 7 and 9, and to cancel more than 700,000 highly dilutive warrants, both of which are required by the Plan.

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We have been actively raising concerns with management and NorthWestern’s outside counsel since December regarding compliance with the Plan. After the Company announced the settlement last week, we raised these concerns directly with the Board Chairman in an effort to resolve them before more events transpired. Yesterday our counsel received a letter from Paul Hastings, the Company’s outside counsel, acknowledging our concerns and agreeing to further discuss them, and representing that no further action will be taken until we meet again. However, even this letter of yesterday raises yet another new objection to our serving on the Plan Committee, which we have considered and is without merit. Given the previous assurances we have received from Paul Hastings and the actions taken by management contrary to those assurances, and management’s recent announcement of the Magten settlement without properly consulting with the Board or the Plan Committee, we believe a clearer statement of the position of the Board itself on these issues, which lie at the heart of implementing the Plan as approved by the Bankruptcy Court, is merited without further delay.

As discussed below, we believe that the proposed settlement violates the plain terms of NorthWestern’s confirmed Plan, is contrary to the interests of NorthWestern and its shareholders, and is the product of a negotiation and approval process that appears to have been impaired by the existence of conflicts of interest on the part of management and Paul Hastings and a premature announcement only because of an unauthorized “leak” by management. We ask that the Board (i) promptly announce its disapproval of the proposed settlement; (ii) instruct management to comply promptly with the Company’s obligations under the Plan with respect to distributing or canceling certain of the common stock and warrants proposed to be distributed in connection with this settlement; and (iii) take steps to protect against the potential future recurrence of the procedural flaws that appear to have contributed to management’s execution and announcement of this proposed settlement without appropriate Board consultation and while raising unwarranted objections to our role on the Plan Committee.

The proposed settlement appears to be contrary to the interests of NorthWestern and its shareholders, and its negotiation and approval appear to have been tainted by conflicts of interest.

Harbert was active in the reorganization proceedings of NorthWestern and in negotiating for rights and value under the Plan that will be impaired by the Company’s actions to date which are the subject of this letter. As of October 2004, Harbert was in a position to assess the low likelihood of a recovery by Magten under its litigation. We understand that little has changed regarding the facts of that litigation since the Company’s Plan was confirmed in October. Moreover, we received assurances in December from Gary Drook, the Company’s CEO, and in December and January from Paul Hastings that the litigation continues to be without merit. While we understand the desire to end the distraction and legal fees associated with litigation, the amount of consideration proposed in this settlement cannot be justified.

As described in NorthWestern’s February 9, 2005 press release, the proposed settlement calls for NorthWestern to distribute to Law Debenture, on behalf of Magten and the other non-accepting Class 8(b) QUIPS holders, (i) approximately 870,000 shares of NorthWestern common stock that under the Plan’s express terms were set aside in reserves established for Class 9 pending litigation claims, which the press release inaccurately characterizes as “worth $17.4 million” and which in fact are worth more than $24 million, and (ii) 382,732 shares of NorthWestern common stock and 710,449 warrants not distributed to Class 8(b) claimants because those holders had elected to litigate rather than settle.

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The proposed settlement appears, on its face, to be contrary to the interests of NorthWestern, its shareholders, warrant-holders, and pre-petition creditors. As noted above, the settlement calls for NorthWestern to distribute to Law Debenture approximately 1.25 million shares of NorthWestern common stock, as well as more than 710,000 warrants. Using yesterday’s closing price of $28.05, the common stock to be distributed has a total value of approximately $35 million. In addition, the value of the warrants to be distributed using yesterday’s closing price of about $5 is in excess of $3.5 million, for a total settlement value of more than $38 million. By contrast, Magten is seeking to recover only approximately $50 million — i.e., the full amount of the pre-petition debt (plus accrued interest) held by Magten and the other rejecting plaintiffs. In other words, the proposed settlement would pay Magten and the other plaintiffs a 75% recovery on their claim. A payment of this magnitude appears to be grossly excessive, particularly in light of what we understand to be Magten’s very low chance of prevailing in its litigation. NorthWestern’s chief executive officer, Gary Drook, informed me, during a December 21, 2004 meeting, that he understands Magten’s chances of prevailing to be very low, a view that Paul Hastings confirmed with us last month. Furthermore, neither Mr. Drook nor Paul Hastings communicated any reason to believe a settlement was required on an expedited basis. Indeed, this lack of urgency in negotiating a settlement was the principal reason Harbert did not press the Company more forcefully until now on adding the appropriate members to the Plan Committee established to review settlements.

Finally, the disparity between the high amount of the settlement and the lack of merit of the litigation, as communicated by comments by the Company in public disclosure and by the creditors in bankruptcy court, will make it more difficult for the Company to negotiate reasonable settlements with the other litigation claimants that remain. The signal sent by this settlement, if not promptly rejected by the Board, is that the Company is willing to settle litigation at almost any cost.

Why did management announce a proposed settlement that appears to be so excessive in amount before properly vetting it with the Board and Plan Committee? We are concerned that the answer may rest, at least, in part, on the conflicts of interest that appear to have marred the process by which the settlement was negotiated and approved. These conflicts arose at several levels. First, it appears that management’s interests in negotiating the settlement may not have been properly aligned with those of the Company, its shareholders generally and its creditors like Harbert whose rights and value were established under the Plan and are also now shareholders. We understand that at least one member of management, Michael Hanson, is a defendant in litigation brought by Magten, which the proposed settlement would have resolved. In addition, management may have been unduly influenced, in its settlement deliberations, by a desire to avoid the burden on management time and resources that a continuation of the Magten litigation might have entailed. Since the shares being proposed to be paid in the Magten litigation are already outstanding and are either held in reserve under the Plan for litigation or distributable to Class 7 and 9 creditors, payment of even a large amount of such shares is not dilutive to shares owned by management but is highly dilutive to most of the Company’s shareholders. Finally, we understand that the Company’s counsel, the Paul Hastings law firm, suffers from a conflict of its own, in that at least one of the suits that Magten is prosecuting and that the proposed settlement would have resolved names Paul Hastings as a defendant. As a defendant in the Magten litigation, and a direct beneficiary of any settlement, Paul Hastings is not in a position to evaluate and advise the Company objectively as to the merits of any proposed settlement of that litigation.

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The proposed settlement violates the express terms of the Company’s confirmed Plan of Reorganization

Section 4.8 (b)(ii) of the Plan gives each member of Class 8(b) the right to elect either a settlement option, denominated “Option 1,” or a litigation option, denominated “Option 2.” Each holder who elects Option 1 is to receive its pro rata share of 1.4% of the new common stock of NorthWestern to be issued and outstanding on the Effective Date (prior to dilution), plus its pro rata share of warrants exercisable for an additional 2.3% of new common stock. Each holder who elects Option 2 is to receive its pro rata share of any recoveries eventually obtained upon resolution of the so-called QUIPS Litigation. As to each holder in Class 8(b) who chooses Option 2, Section 4.8(b)(ii) goes on to provide that any New Common Stock which otherwise would have been distributable to such holder if such holder had chosen Option 1, shall be distributed, pro rata to Class 7 and Class 9, and the Warrants which otherwise would have been distributable will be cancelled.

The proposed settlement would contravene NorthWestern’s express obligations under Section 4.8(b)(ii) of the Plan — specifically, its obligations (i) to distribute to members of Class 7 and Class 9 the new common stock that would have been distributed to holders electing Option 2 had they chosen Option 1, and (ii) to cancel the warrants that would have been distributed to such holders had they chosen Option 1. There is no basis in the Plan for NorthWestern’s continued failure to distribute these shares and cancel these warrants.

The Board of Directors should disapprove the proposed settlement, instruct management to comply with the Company’s obligations under the Plan, and take steps to cure the flaws that appear to have tainted the settlement process

We are confident that, having been apprised of the flaws that mar both the proposed settlement and the process that led management to approve it, the Board of Directors will take prompt and effective corrective action. As a creditor entitled under the Plan to rights and value established thereunder, we ask that the Board take the following steps, in addition to whatever other steps it may deem appropriate:

1. The Board should disapprove the proposed Magten settlement, and should instruct management not to take any further steps to consummate the settlement or to seek Bankruptcy Court approval for it.

2. The Board should instruct management to cause the Company promptly to comply with its obligations under Section 4.8(b)(ii) of the Plan — specifically, its obligations (i) to distribute to members of Class 7 and Class 9 the new common stock that would have been distributed to Class 8(b) had it not rejected the Plan, and (ii) to cancel the warrants that would have been distributed to such holders had they not rejected the Plan.

3. The Board should take proper steps to protect against the potential future recurrence of the flaws that appeared to have marred the negotiation and approval of the proposed Magten settlement. For example:

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(a)  In instances where (as appears to have been the case here) members of management suffer from a conflict of interest, the Board should ensure that the settlement is negotiated by members of the Board or management who are free of any such conflict.

(b)  In instances where (as appears to have been the case here) the Company’s counsel suffers from a conflict of interest, the Company should retain special counsel to advice it in connection with settlement negotiations and to advise the Board in connection with its review and approval of the settlement.

(c)  We understand from the Company’s outside counsel that, in the present case, the Company was compelled to issue a press release disclosing the terms of the proposed Magten settlement, prior to Board approval, in response to an unauthorized “leak” by the Company concerning that settlement. We urge the Board to investigate the source of this leak and to take proper steps to prevent future leaks of the terms of other settlements. In the event (which we trust is very unlikely) that the terms of any future proposed settlement were to be leaked before the Board had reviewed and approved it, any press release issued by the Company should be drafted so as to minimize public misperceptions concerning the Company’s level of support for the settlement in question. Specifically, any such press release should disclose that the settlement in question is subject to the Board’s review and approval and has not yet been approved; that the settlement is also subject to review and potential objection by the Plan Committee; and that the press release was occasioned by an inadvertent disclosure, to which the Company felt compelled to respond.

(d) Pursuant to Section 7.9 of the Plan, the Company is required to submit material proposed settlements to the Plan Committee for its review. For the past several months, Harbert — as the Company’s largest shareholder and one of the largest holders of its pre-petition debt — has been requesting appointment to that Committee of itself and other creditors (most of which are also now shareholders) as contemplated by the Plan. This committee at present has only one member, Wilmington Trust. We understand that that Committee’s one member has the power to appoint additional members of its choosing and is amenable to appointing Harbert. The Company and its counsel, however, has delayed Harbert’s appointment by interposing a series of objections, which in our view lack merit. It is imperative that this process be completed without further delay, so that Harbert and/or one or more other appropriate creditor representatives can be added to the Plan Committee before any further material settlements are proposed.

We appreciate the Board’s consideration of these issues and urge the Board to take prompt and appropriate action.

Sincerely,

Philip Falcone

Cc:	Jesse Hibbard, HBK Investments, LP
Robert Platek, MSD Capital
Kevin Cavanaugh, Greenwich Capital
Robert Fraley, Fortress Investment
Robert Fields, MFP Investors LLC

8 of 10

Mike Embler, Franklin Mutual Advisors
Peter Faulkner, PSAM
John Barrett, Avenue Capital
Brett Haire, Brave Asset Management
Sandra Ortiz, Wilmington Trust
Alan Kornberg, Paul Weiss
Phil Bentley, Kramer Levin
Tom Knapp, NorthWestern General Counsel

9

EXHIBIT C

NEWS RELEASE

Contact:	Howard Kagan
212-508-3727

FOR IMMEDIATE RELEASE

HARBERT MASTER FUND SENDS LETTER TO

BOARD OF DIRECTORS OF NORTHWESTERN CORPORATION

NEW YORK, NEW YORK, February 15, 2005/PR Newswire/ — Harbert Distressed Investment Master Fund, Ltd. today delivered the following letter to the Board of Directors of NorthWestern Corporation (NASDAQ:NWEC). Harbert sent the letter because it believes that NorthWestern has taken actions that violate the terms of the recently consummated NorthWestern bankruptcy reorganization plan and that are prejudicial to the interests of holders of claims against the bankruptcy estate, including Harbert.

Harbert Distressed Investment Master Fund, Ltd. is focused on high-yield (special situation) and distressed securities on both the long and short sides, including debt and equity investments in turnarounds, restructurings, liquidations, event driven situations and inter-capital structure arbitrage.

[Text of Letter]

10

Exhibit B

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM U-1

APPLICATION

UNDER THE

PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

Harbert Distressed Investment Master Fund, Ltd.

c/o 555 Madison Avenue

16th Floor

New York, NY 10022

(Names of companies filing this statement and

addresses of principal executive offices)

Harbert Distressed Investment Master Fund, Ltd.

c/o 555 Madison Avenue

16th Floor

New York, NY 10022

(Names and addresses of agents for service)

The Commission is also requested to send copies of any

communications in connection with this matter to:

Randolph Lee Elliott	Mark F. Sundback
Miller, Balis & O’Neil, P.C.	Kenneth L. Wiseman
Suite 700	Andrews Kurth LLP
1140 Nineteenth Street, N.W.	1701 Pennsylvania Avenue, N.W., Suite Washington, D.C.
20036-6600 300	Washington, D.C. 20006

Item 1.    Description of Proposed Transaction

Harbert Distressed Investment Master Fund, Ltd. (“Harbert” or the “Applicant”) anticipates that the funds and accounts managed by it will receive, in the aggregate, more than ten percent (10%) of the voting securities of a public utility company, the reorganized NorthWestern Corporation (“NorthWestern”), pursuant to Debtor’s Second Amended and Restated Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, dated August 27, 2004 (“Second Amended and Restated Plan of Reorganization”), filed by NorthWestern in the United States Bankruptcy Court for the District of Delaware.(1)

(1)                                  In re NorthWestern Corp., Case No. 03-12872 (CGC) (Bankr. D. Del.) (filed Sept. 14, 2003).

Harbert requests an order under section 3(a)(4) of the Public Utility Holding Company Act of 1935, as amended (the “Act”), 15 U.S.C. ss. 79c(a)(4), exempting it from regulation as a holding company. Harbert submits that its circumstances clearly qualify it for status as only temporarily a holding company as contemplated by the Act.

The Disclosure Statement dated August 27, 2004, filed in connection with the Second Amended and Restated Plan of Reorganization (“Disclosure Statement”), indicates that by operation of the Second Amended and Restated Plan of Reorganization, Harbert’s funds and accounts will receive voting securities of the reorganized NorthWestern in exchange for previously contracted bona fide debt of NorthWestern. Harbert plans to hold the voting securities for investment purposes only, and will reduce its interests to less than ten percent of the outstanding voting securities of the reorganized NorthWestern as soon as it is financially reasonable, consistent with Harbert’s fiduciary obligations to its investors. Accordingly, Harbert will be “temporarily a holding company” within the meaning of section 3(a)(4) and entitled to exemption under that section. As explained more fully herein, the proposed exemption will not result in detriment to the public interest or the interest of investors or consumers.

A hearing on confirmation of the Second Amended and Restated Plan of Reorganization was commenced on August 25, 2004 and concluded October 6, 2004. Formal confirmation of the Second Amended and Restated Plan of Reorganization occurred on October 19, 2004. A form of order for approval of the Second Amended and Restated Plan of Reorganization was submitted October 13, 2004. Under that form of Order the Second Amended and Restated Plan of Reorganization would become effective no later than November 1, 2004. While approval of this application is not a condition precedent to confirmation of the Second Amended and Restated Plan of Reorganization, Harbert requests that the Commission issue a notice of filing of this application as soon as practicable and issue an order approving the requested exemption as soon as its rules allow following the notice period.

A.            Description of Harbert

Harbert Management Corporation (“HMC”) was founded in 1945 and is a privately held firm specializing in non-traditional money management activities. HMC is an investment management firm with a diversified portfolio of assets under management, serving pension trusts, endowments and foundations, pension funds, banks, insurance companies, family offices, and high net worth individuals. HMC has sponsored numerous funds, including Harbert Distressed Investment Master Fund, Ltd. Harbert’s investment team also manages a separate managed account, Alpha Sub US Fund VI, LLC (“Alpha”). HMC’s investments range across a wide variety of industries; diversification across asset classes is a fundamental goal of HMC.

HMC Investments, Inc., a wholly-owned subsidiary of HMC, is a registered broker/dealer, and member NASD, SIPC. The Harbinger Group, Inc., an indirect wholly-owned subsidiary of HMC, is an SEC registered investment advisor.

Neither HMC nor any of the funds or accounts it manages is presently a “public-utility company,” a “holding company,” or an “affiliate” of any public utility or holding company under the Act.

B.            Description of NorthWestern Corporation

As detailed in the Disclosure Statement, NorthWestern is a public utility company that generates, transmits, and distributes electricity and provides natural gas distribution service to approximately 608,000 customers in Montana, South Dakota, and Nebraska.

NorthWestern has generated and distributed electricity in South Dakota and has distributed natural gas in South Dakota and Nebraska through its energy division, NorthWestern Energy, since NorthWestern’s formation in 1923. In 2002, NorthWestern completed the acquisition of the electric and natural gas transmission and distribution business of The Montana Power Company, and since November 15, 2002, has operated those businesses through its NorthWestern Energy division.

Electric Utility Operations. NorthWestern operates regulated electric utility businesses in Montana and South Dakota. It is subject to the jurisdiction of, and regulation by, the Federal Energy Regulatory Commission (“FERC”) with respect to the issuance of securities and the setting of wholesale electric rates. NorthWestern is not subject to the Act. With respect to electric service territorial issues, rates, terms, and conditions of service, accounting records and other aspects of its operations, NorthWestern’s Montana operations are subject to the jurisdiction of, and regulation by, the Montana Public Service Commission, and its South Dakota operations are subject to the jurisdiction of, and regulation by, the South Dakota Public Utilities Commission.

NorthWestern’s Montana electric utility business consists of a transmission and distribution network. Its service territory covers approximately 107,600 square miles, which represents approximately 70% of Montana’s land area. It delivers electricity to approximately 305,0000 customers in 191 communities and their surrounding rural areas in Montana, including Yellowstone National Park. It also delivers electricity to rural electric cooperatives in Montana that serve approximately 76,000 customers. Its electric distribution system consists of approximately 19,700 miles of overhead and underground distribution lines and approximately 334 transmission and distribution substations. It purchases from third parties substantially all of the power it transmits and distributes to Montana customers. According to the Disclosure Statement, NorthWestern believes that its power purchase arrangements, in conjunction with its ability to make open market purchases, are sufficient to meet its power supply needs through June 30, 2007, the end of the original deregulation transition period in Montana. In its most recent session, the Montana legislature extended that transition period to the year 2027.

NorthWestern operates in South Dakota as a vertically integrated generation, transmission, and distribution utility. Its electricity revenues in South Dakota are derived primarily from generation, transmission, and distribution service to residential, commercial, and industrial retail customers and from wholesale sales. NorthWestern has the exclusive right to serve an assigned service area in South Dakota in 25 counties with a combined population of approximately 99,500, and it provides retail electricity to over 57,600 customers in 108 communities in South Dakota. Residential, commercial, and industrial services are generally bundled packages of generation, transmission, distribution, meter reading, billing, and other services. In addition, NorthWestern provides wholesale transmission of electricity to a number of South Dakota municipalities, state government agencies, and agency buildings; for these services, NorthWestern is responsible for the transmission of contracted electricity to a substation or other distribution point, and the purchaser is responsible for further distribution, billing collection, and other related functions. NorthWestern also sells electricity to resellers, including power pools and other utilities. NorthWestern’s transmission and distribution network in South Dakota consists of approximately 3,100 miles of overhead and underground transmission and distribution lines as well as 120 substations. Most of the electricity that NorthWestern supplies to customers in South Dakota is generated by three power plants that NorthWestern owns jointly with unaffiliated parties. NorthWestern also owns several peaking/standby generating units at nine locations in its service area.

Natural Gas Utility Operations. NorthWestern operates regulated natural gas utility businesses in Montana, South Dakota, and Nebraska. Its natural gas services include fully bundled services consisting of natural gas supply and distribution services, although certain large commercial and industrial retail customers, as well as wholesale customers, purchase the natural gas commodity from another provider and utilize NorthWestern’s transportation and distribution services. NorthWestern’s natural gas transportation pipelines are not generally subject to the jurisdiction of the FERC but are subject to state regulation.

NorthWestern conducts limited interstate transportation in Montana that is subject to the jurisdiction of the FERC, but the FERC has allowed the Montana Public Service Commission to set the rates for this interstate service. NorthWestern is subject to Montana Public Service Commission jurisdiction when it issues, assumes, or guarantees securities in Montana, and when it creates liens on its Montana properties. The Montana Public Service Commission sets rates for NorthWestern’s Montana natural gas supply. NorthWestern distributed approximately 55 billion cubic feet of natural gas to 163,000 customers in 109 Montana communities in 2003. NorthWestern’s natural gas distribution system consists of approximately 3,500 miles of underground distribution pipelines. NorthWestern also transports gas in Montana from production receipt points and storage facilities to distribution points and other nonaffiliated transportation systems.

Northwestern is subject to the jurisdiction of the South Dakota Public Utilities Commission with respect to rates, terms and conditions of service, accounting records, and other aspects of its natural gas transmission and distribution operations in South Dakota.

The Nebraska Public Service Commission regulates rates and terms and conditions of service for natural gas companies. However, a natural gas company in Nebraska may continue to negotiate rates for natural gas service with the cities that it serves when the natural gas company files an application for increased rates with the Nebraska Public Service Commission. NorthWestern provided natural gas to approximately 82,000 customers in 59 South Dakota communities and 4 Nebraska communities in 2003. It has approximately 2,100 miles of distribution gas mains in South Dakota and Nebraska with distribution capacity of approximately 15,000 million BTU per day as of the end of 2003. NorthWestern also transports natural gas for other gas suppliers and marketers in South Dakota and Nebraska.

NorthWestern’s natural gas supply requirements are fulfilled through third-party, fixed-term purchase contracts, natural gas storage services contracts, and short-term market purchases. According to the Disclosure Statement, NorthWestern believes that its Montana, South Dakota, and Nebraska natural gas supply, storage, and distribution facilities and agreements are sufficient to meet its ongoing requirements.

C.            NorthWestern’s Bankruptcy Reorganization

On September 14, 2003, NorthWestern filed a petition for relief under Chapter 11 of the United States Bankruptcy Code. In the succeeding eleven months, NorthWestern, as debtor-in-possession, negotiated with creditors, state regulators, and other parties, a plan of reorganization that provides for the reorganization of NorthWestern as a standalone, regulated utility company. In so doing, NorthWestern has divested nearly all of its interests in non-regulated utility businesses but has expressed no interest in disposing of all or part of the company’s public utility business and assets.

Under the Second Amended and Restated Plan of Reorganization filed by Northwestern on August 27, 2004, Northwestern’s unsecured creditors will receive pro rata distributions of all of the common stock of reorganized NorthWestern (subject only to dilution by relatively small amounts of new stock issued pursuant to a management incentive plan). NorthWestern will retain all its public utility lines of business and will continue to operate as a standalone public utility company.

Harbert and Alpha hold publicly traded Senior Notes issued by NorthWestern in 2002. Harbert acquired these securities in NorthWestern in the ordinary course of its business on behalf of the managed funds and accounts. As part of their investment strategies, Harbert and Alpha regularly attempt to identify undervalued securities of financially distressed companies.(2) Harbert and Alpha

(2)                                  Harbert’s distressed investment activities focus on financially troubled businesses, including those that are involved in reorganization proceedings under Chapter 11 of the Bankruptcy Code. Chapter 11 was enacted to give financially distressed companies a “fresh start”—a chance to reorganize as viable enterprises. In effect, the courts supervise the reorganization process, allowing the troubled company to continue to operate while it works out a settlement with its creditors. Historically, Chapter 11 reorganizations have created attractive investment possibilities for those who understand the reorganization process. The investment process is complicated, combining value oriented, fundamental company analysis with the legal aspects of the reorganization proceeding. From a basic perspective, the analysis is to initially determine the enterprise value of the subject company, and then assess, based on such value, the likely recoveries by each creditor constituency and the timing thereof.

acquired 7.875% NorthWestern debt due 2007, 8.75% of NorthWestern debt due 2012, 6.95% NorthWestern debt due 2028, 7.07% Montana Power debt due 2006, 7.96% Montana Power debt due 2026, and 7.875% Montana Power debt due 2026. Harbert or its administered funds also own beneficially several issuances of NorthWestern’s subordinated debt securities consisting of 7.2% junior subordinated deferrable interest debentures due 12/31/2038, the 8.1% junior subordinated deferrable interest debentures due 1/15/2032, the 8.125% junior subordinated deferrable interest debentures due 9/30/2025, and the 8.25% junior subordinated deferrable interest debentures due 12/31/2038 (collectively, the subordinated issues are referred to as the “TPOrS Sub-debt”). These securities were acquired for investment purposes and continue to be held exclusively for such purposes.(3)

(3)                                  Harbert Funds holding NorthWestern securities or owning them beneficially are Harbert Distressed Investment Master Fund, Ltd. and Alpha Sub US Fund VI, LLC.

Under the Second Amended and Restated Plan of Reorganization, the funds and accounts managed by Harbert expect to receive, in the aggregate, up to a maximum of approximately 26.5% of the common stock of reorganized NorthWestern if Harbert and affiliates were to exercise all available warrants.(4)

(4)                                  Under the Second Amended and Restated Plan of Reorganization, this percentage could be affected if certain unsecured creditors elect not to receive distributions of common stock of reorganized NorthWestern, which would increase the percentage of the common stock distributed to the remaining unsecured creditors, including the Harbert funds and accounts.

Harbert was active in the re-organization proceedings of NorthWestern. Harbert, along with its legal and financial professionals, engaged in negotiations with NorthWestern, other creditor groups, and other parties to develop the Second Amended and Restated Plan of Reorganization. This plan was filed by NorthWestern and enjoys broad support.

A hearing on confirmation of the Second Amended and Restated Plan of Reorganization was held on August 25, 2004, and concluded on October 6, 2004. Confirmation occurred on October 19, 2004, and the requested effective date is no later than November 1, 2004. Harbert requests expedited consideration of its application and asks the Commission to issue an order in this matter as soon as its rules allow.

Item 2.    Fees, Commissions and Expenses

The fees and expenses of certain professionals retained by Harbert and Wilmington Trust as indenture trustee under the Plan of Reorganization are to be paid by NorthWestern. Harbert has not paid or incurred, and is not expected to pay or incur, any fees, commissions, or expenses in connection with the exchange of its debt securities for common stock of the reorganized NorthWestern.

Item 3.    Applicable Statutory Provisions

Harbert considers sections 2(a)(7) and 3(a)(4) of the Act and Rule 10(a)(2) thereunder to be applicable to the proposed transaction. To the extent that the proposed transaction is considered by the Commission to require authorization, approval or exemption under any section of the Act or rules thereunder, other than those specifically referred to above, request for such authorization, approval or exemption is hereby made. Harbert requests, on its own behalf and that of its affiliates and its funds and managed accounts, a declaration under Section 3(a)(4) of status as only temporarily a holding company.

A.                                   Harbert is entitled to exemption from regulation as a holding company under section 3(a)(4) of the Act as a company that is temporarily a holding company by having acquired securities in liquidation of a previously contracted bona fide debt.

The voting securities of reorganized NorthWestern will be held by two separate entities, which will hold a maximum of approximately twenty-six and a half percent (26.5%) of such voting securities.

Nonetheless, the facts of this matter demonstrate that Harbert will not exercise such a controlling influence over the management or policies of the reorganized NorthWestern as to make it necessary or appropriate to subject Harbert to regulation as a holding company. Although Harbert has acted to protect its rights as a creditor in bankruptcy, its role will substantially diminish following the effective date of the reorganization.(5) While Harbert will vote to protect its interests as a shareholder, it will not be represented on the Board by any of its directors, officers, or other employees.

(5)                                  The fact that Harbert has actively participated in the negotiation of the Second Amended and Restated Plan of Reorganization does not alter the conclusion that the company is entitled to an exemption under section 3(a). The Bankruptcy Code requires creditors such as Harbert to take affirmative action to protect their claims. See, e.g., 11 U.S.C. ss. 1141 (confirmation of a plan of reorganization generally discharges debtor from all claims that have not been provided for in the plan). The Commission has implicitly sanctioned such actions as a necessary part of the reorganization process. In Northeast Utilities, Holding Co. Act Release No. 25221 (Dec. 21, 1990), supplemented, Holding Co. Act Release No. 25273 (March 15, 1991), aff’d sub nom. City of Holyoke v. SEC, 972 F.2d 358 (D.C. Cir. 1992), and Eastern Utilities Associates, Holding Co. Act Release No. 25719 (Dec. 29, 1992), creditors actively negotiated plans of reorganization in Seabrook-related bankruptcies. Harbert will not be represented on the board of directors of the reorganized NorthWestern by any of its directors, officers, or other employees.

Harbert does not have any plans to control or affect the governance of NorthWestern. The firm does not intend to cause any changes in policy of NorthWestern’s management. It does not have an objective of owning large percentages of public utility companies. It does not intend to enter into any stand-alone transactions with NorthWestern.

In addition, Harbert affiliates will continue to be extensively regulated by the Commission under the Investment Advisers Act of 1940, as amended, and the other federal securities laws, in its primary investment management business.

Harbert is entitled to an exemption under section 3(a)(4) of the Act.

Section 3(a)(4) of the Act provides an exemption from regulation under the Act when holding company status is “temporary” in nature:

such holding company is temporarily a holding company solely by reason of the acquisition of securities for purposes of liquidation or distribution in connection with a bona fide debt previously contracted or in connection with a bona fide arrangement for the underwriting or distribution of securities.

The Commission in Manufacturers Trust Co., 9 S.E.C. 283 (1941), explained that the language of section 3(a)(4) “clearly denotes a desire to give an applicant thereunder a reasonable time in which it might dispose of its public utility or holding company securities without being subject to the Act.” Id. at 288.

Cases under section 3(a)(4) have generally involved companies that acquired utility securities in connection with litigation, see, e.g., Manufacturers Trust Co., 3 S.E.C. 845 (1939); reorganization proceedings, see, e.g., Fidelity Management & Research Co., 52 S.E.C. 570 (1996); National Supply Co. of Delaware, 1 S.E.C. 742 (1936); American Community Power Co., 1 S.E.C. 527 (1936), or proceedings under section 11 of the Act, see, e.g., Massachusetts Mutual Life Insurance Co., 9 S.E.C. 642 (1942). The Commission has used section 3(a)(4) to grant these types of companies a reasonable period of time in which to reduce their utility holdings to less than ten percent of a public utility’s voting securities, without becoming subject to regulation as a holding company under the Act. See Fidelity, 52 S.E.C. at 575.

In these cases, the Commission has focused on the requirements under section 3(a)(4) that the securities were acquired in connection with a “bona fide debt previously contracted” and that the applicant holds the securities “temporarily” and “for the purposes of liquidation.” See Fidelity, 52 S.E.C. at 574; Manufacturers Trust Co., 4 S.E.C. 845, 855-56 (1939); Halsey, Stuart & Co., 1 S.E.C. 323, 325 (1936).

As in the Fidelity case, the “formal requirements for exemption under section 3(a)(4) are satisfied in this matter.” 52 S.E.C. at 574. The requirement that the underlying securities be acquired in connection with a previously contracted bona fide debt is met. Harbert acquired the Senior Notes and subordinated debt of NorthWestern for investment purposes in the ordinary course of its distressed investment business. The need for exemption arises solely because, pursuant to the Second Amended and Restated Plan of Reorganization, Harbert will receive the voting securities of the reorganized NorthWestern in exchange for previously contracted bona fide debt. The exchange of equity for existing debt securities is mandated by NorthWestern’s financial problems and the Second Amended and Restated Plan of Reorganization, which is intended to effect the reorganization that will enable NorthWestern to emerge from bankruptcy as a viable entity. See id. at 574-75.

As for the requirement that the applicant for exemption under section 3(a)(4) hold the securities “temporarily” and “for purposes of liquidation,” the Commission “has previously examined the applicant’s intent.” Fidelity, 52 S.E.C. at 575. In this instance, Harbert is seeking an exemption under section 3(a)(4) for a period of up to three years. Harbert plans to reduce its aggregate holdings to less than ten percent (10%) of NorthWestern’s voting securities in a manner that will allow Harbert to maximize its return on the investment over a three-year period. The proposed three-year period should provide adequate time for a reorganized NorthWestern to execute its reorganization plan, for analyst coverage of reorganized NorthWestern to be initiated, for recovery in the currently depressed utility sector, and for an orderly market to develop for the equity. This period is needed to enable Harbert to reduce its holdings in the reorganized NorthWestern in an orderly fashion, consistent with market conditions and Harbert’s fiduciary obligations to its investors. Harbert believes that three years would be a reasonable period in which the reorganization of NorthWestern would have “an opportunity to be reflected in increased earnings and improved market prices.” Massachusetts Mutual Life Insurance Co., 9 S.E.C. 642, 644 (1941).

The grant of a three-year temporary exemption would be consistent with the Commission’s Fidelity order. See 52 S.E.C. at 575. There, the Commission re-affirmed that section 3(a)(4) “`clearly denotes a desire to give an applicant thereunder a reasonable time in which it might dispose of its public utility or holding company securities without being subject to the Act.’” 52 S.E.C. at 575 (quoting Manufacturers Trust Co., 9 S.E.C. 283, 288 (1941)). It concluded that the requested three-year period was consistent with the requirements of section 3(a)(4) that the securities be held temporarily and for purposes of liquidation. 52 S.E.C. at 575.(6)

(6)                                  In its most recent decision before Fidelity, the Commission granted an exemption under section 3(a)(4) for a period of up to seven years. Coastal States - Lo-Vaca Settlement Trust Mercantile National Bank at Dallas, Holding Co. Act Release No. 21104 (Apr. 23, 1979). The Commission has also granted “temporary” exemptions of three years under other subsections of section 3(a). See Kansas Power & Light Co., 50 S.E.C. 852 (1992) (three-year exemption under section 3(a)(2)); Kansas Power & Light Co., 32 S.E.C. 749 (1951) (same).

The fact that Harbert acquired the debt as part of its distressed investments business does not affect Harbert’s eligibility for exemption under section 3(a)(4). In the Fidelity order the Commission stated that its findings that Fidelity was entitled to exemption under this section were not altered by the fact that Fidelity “would acquire the El Paso common stock as a result of purchases of debt of the existing El Paso in the ordinary course of its distressed investment business before and after the Chapter 11 filing, or that Fidelity will seek to protect its investment in the utility.” Fidelity, 52 S.E.C. at 575.

After the Second Amended and Restated Plan of Reorganization becomes effective, Harbert will, of course, continue to vote its shares consistent with its fiduciary duty to its investors. Harbert does not intend to hold reorganized NorthWestern’s voting securities permanently in order to exercise control. Rather, Harbert intends to retain these voting securities temporarily, for investment purposes only, with the intention to liquidate all or a significant portion thereof as soon as reasonably practicable, consistent with market conditions and Harbert’s fiduciary obligations to its investors. Moreover, Harbert and its funds and accounts were “not formed solely for the purpose of holding utility interests and exercising the kind of control over such interests as that typically exercised by other utility holding companies.” Fidelity, 52 S.E.C. at 575.

If the formal requirements for exemption under section 3(a)(4) are satisfied, section 3(a) directs the Commission to grant the exemption “unless and except insofar as it finds the exemption detrimental to the public interest or the interest of investors or consumers.” The Commission has noted that it “has generally relied upon the temporary nature of the exemption under section 3(a)(4) to prevent the entrenchment of control that would require regulation under the Act.” Fidelity, 52 S.E.C. at 576.

In addition, as in Fidelity, see id., Harbert does not intend to enter into any stand-alone transactions with the reorganized NorthWestern, and does not have an objective to own large percentages of public utility companies. Harbert will not directly or indirectly cause any change in the policies or operations of the reorganized NorthWestern, and the ownership by its funds and accounts of the common stock of reorganized NorthWestern should not obstruct, diminish, hinder, impair or unduly complicate the regulation and supervision of the utility. See id.

Because of the limited duration of the exemption and extensive regulatory oversight to which NorthWestern is otherwise subject, the exemption will not result in detriment to the public interest or the interest of investors or consumers. Investors will be protected under the Bankruptcy Code and by Commission regulation under the federal securities laws other than the Act.(7)

(7)                                  See Division of Investment Management, United States Securities and Exchange Commission, The Regulation of Public Utility Holding Companies 36-39 (1995) (hereinafter, “1995 Report”).

NorthWestern will be subject to regulation by the FERC, the Montana Public Service Commission, the South Dakota Public Utilities Commission, and the Nebraska Public Service Commission. As the Commission has recognized, these other federal and state regulators are primarily responsible for the protection of consumers.(8)

(8)                                  The legislative history, for example, indicates that the Act was intended “simply to provide a mechanism to create conditions under which effective Federal and State regulation will be possible.” S. Rep. No. 621, 74th Cong., 1st Sess. 11 (1935) (discussing section 11, “the very heart of the title”). See Fidelity, 52 S.E.C. at 576-77.

Moreover, Harbert will file Schedule 13G reports with this Commission with respect to subsequent changes in the holdings by the Harbert funds and accounts of the reorganized NorthWestern’s common stock.

Accordingly, Harbert asks the Commission to issue an order granting it an exemption from regulation as a holding company under the Act for a period of up to three (3) years from the date of acquisition of such voting securities. During this period, Harbert will seek to reduce its holdings to less than ten percent of the outstanding voting securities of the reorganized NorthWestern. Any sale of Harbert’s holdings of reorganized NorthWestern’s common stock will comply with the applicable requirements of the Securities Act of 1933, as amended. If, despite its good faith efforts, Harbert is unable to reduce its holdings in a manner consistent with its fiduciary obligations, it will seek an order extending the period of exemption.

B.            Conclusion

For the reasons set forth above, should the Applicant be classified as a “holding company” under the Act upon the conversion of its NorthWestern debt securities into voting securities of reorganized NorthWestern, the Applicant requests an exemption from regulation as a holding company under the Act pursuant to section 3(a)(4).

Item 4.    Regulatory Approval

Harbert does not believe that, as a result of the debt/equity exchange contemplated by the Second Amended and Restated Plan of Reorganization, Harbert will become subject to regulation by Montana, South Dakota, or Nebraska regulators as a public utility holding company or an affiliate of the reorganized NorthWestern. To the extent that the approval of the state regulators may be required, however, Harbert will either file for such approval or else request a variance from the requirements of state law. It is Harbert’s understanding that the relevant state laws and regulations were not intended to reach a situation such as this (in which Harbert’s equity interest results from its position as an unsecured creditor of a utility in bankruptcy reorganization proceedings), and where Harbert does not have a specific intent to create a holding company under state law or otherwise have NorthWestern diversify into nonregulated business activities.

Item 5.    Procedure

Harbert requests that the Commission issue a notice of filing of this application as soon as practicable and issue an order approving the requested exemption as soon as its rules allow following the notice period. Harbert further states that (1) there should not be a recommended decision by a hearing officer or any other responsible officer of the Commission; (2) the Division of Investment Management may assist in the preparation of the Commission’s decision; and (3) there should not be a 30-day waiting period between the issuance of the Commission’s order and the date on which it is to become effective.

Item 6.    Exhibits

A.   Form of Notice of Proposed Transactions

B. Disclosure Statement (including, as an exhibit, the Second Amended and Restated Plan of Reorganization) : filed pursuant to Form SE in hard copy.

Item 7.    Information as to Environmental Effects

(a) The Commission’s action in this matter will not constitute any major federal action significantly affecting the quality of the human environment.

(b) No other federal agency has prepared or is preparing an environmental impact statement with regard to the proposed transaction.

SIGNATURE

Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the undersigned entities have duly caused this statement to be signed on their behalf by the undersigned thereunto duly authorized.

HARBERT DISTRESSED INVESTMENT
MASTER FUND, LTD.
on its own behalf and
on behalf of certain affiliated funds and
managed accounts

By:
Joel B. Piassick
Director

Date: October 26, 2004

EXHIBIT INDEX

Exhibit

1.	Form of Notice of Proposed Transactions
2.	Disclosure Statement (including, as an exhibit, the Second Amended and Restated Plan of Reorganization): filed pursuant to Form SE in hard copy

Exhibit 1

Form of Notice of Proposed Transaction

Harbert Distressed Investment Master Fund, Ltd. on its own behalf and on behalf of funds and managed accounts (“Harbert”) has filed an application for an order of exemption under section 3(a)(4) of the Act. It is anticipated that the funds and accounts managed by Harbert will receive, in the aggregate, more than ten percent (10%) of the voting securities of the public utility company NorthWestern Corporation (“NorthWestern”) pursuant to NorthWestern’s Second Amended and Restated Plan of Reorganization, dated August 27, 2004, now pending before the United States Bankruptcy Court for the District of Delaware. Harbert asserts that the ownership of such securities by the various funds or accounts managed by Harbert should not result in Harbert becoming a holding company under the Act. Harbert requests an order under section 3(a)(4) of the Act, exempting it from regulation as a holding company.

The Disclosure Statement dated August 27, 2004, filed in connection with the Second Amended and Restated Plan of Reorganization (“Disclosure Statement”), indicates that by operation of the Second Amended and Restated Plan of Reorganization, Harbert will receive, in addition to cash and debt securities, voting securities of the reorganized NorthWestern, in exchange for previously contracted bona fide debt of NorthWestern. Harbert represents that it plans to hold the voting securities for investment purposes only, and will liquidate such interests as soon as financially reasonable, consistent with its fiduciary obligations to its investors. Accordingly, Harbert asserts that it will be “temporarily a holding company” within the meaning of section 3(a)(4), and entitled to exemption under that section.

A hearing on confirmation of the Second Amended and Restated Plan of Reorganization was held on August 25, 2004, and was concluded on October 6, 2004. Confirmation was received on October 19, 2004. Harbert requests expedited consideration of its application and asks the Commission to issue an order in this matter as soon as its rules allow.

Exhibit 2

Filed pursuant to Form SE

Exhibit C

NIXON PEABODY LLP

ATTORNEYS AT LAW

Suite 900

401 9th Street, N.W.

Washington, D.C. 20004-2128

(202) 585-8000

Fax:  (202) 585-8080

Elizabeth W. Whittle

Direct Dial:  (202) 585-8338

E-Mail:  ewhittle@nixonpeabody.com

June 20, 2005

VIA HAND DELIVERY

The Honorable Jonathan G. Katz

Secretary

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

RE:          Harbert Distressed Investment Master Fund, Ltd, File No. 070-10259 – Protest
and Request for Hearing of Law Debenture Trust Company of New York

Dear Mr. Katz:

Enclosed on behalf of Law Debenture Trust Company of New York are an original and three copies of a Protest and Request for Hearing in the above-referenced proceeding. A copy of the Protest has been served on the Applicant, Harbert Distressed Investment Master Fund, Ltd.

Please stamp the extra copy enclosed and return it to the messenger. Please contact the undersigned with any questions.

Respectfully submitted

/s/ Elizabeth W. Whittle

Elizabeth W. Whittle
Counsel to
Law Debenture Trust Company of New York

ALBANY, NY • BOSTON, MA • BUFFALO, NY • GARDEN CITY, NY • HARTFORD, CT • MANCHESTER, NH
•McLEAN, VA

NEW YORK, NY • ORANGE COUNTY, CA • PHILADELPHIA, PA • PROVIDENCE, RI • ROCHESTER, NY • SAN FRANCISCO, CA • WASHINGTON, D.C.

As filed with the Securities and Exchange Commission on June 20, 2005

FILE NO. 070-10259

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

PROTEST AND REQUEST FOR HEARING OF
LAW DEBENTURE TRUST COMPANY OF NEW YORK AS TRUSTEE
REGARDING FORM U-1 AND U-1A
UNDER THE
PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

Law Debenture Trust Company of New York as Trustee
767 Third Avenue, 31st Floor
New York, NY 10017

The Commission is requested to send copies of all notices,
orders and communications in connection with this matter to:

Elizabeth W.  Whittle, Esq.
Nixon Peabody LLP
401 Ninth Street, N.W.
Suite 900
Washington, DC 20004
202-585-8338
202-585-8080
ewhittle@nixonpeabody.com

Counsel to Law Debenture
Company of New York as Trustee

PROTEST AND REQUEST
FOR HEARING OF
LAW DEBENTURE TRUST COMPANY OF NEW YORK AS TRUSTEE

Law Debenture Trust Company of New York, acting in its capacity as successor Trustee (when acting in such capacity, “Law Debenture”) under an Indenture which is more particularly described below, by and through its counsel, hereby seeks to comment on, and submits this protest to, the amended Form U-1 Application of Harbert Distressed Investment Master Fund, Ltd. (“Harbert”) for an exemption from regulatory oversight under Section 3(a)(4) of the Public Utility Holding Company Act of 1935, as amended (“PUHCA” or the “Act”)(1) in the above-referenced proceeding with respect to NorthWestern Corporation, a multistate public utility company (“NorthWestern”).  In support of this Protest and Request for Hearing, Law Debenture submits the following:

I.

BACKGROUND:

1.                                      The Application.

On October 26, 2004, Harbert filed a Form U-1 Application under PUHCA, seeking an exemption from registration as a holding company under Section 3(a)(4) of PUHCA.(2)  According to its Application, Harbert has received more than 10% of the voting securities of the reorganized NorthWestern in exchange for “previously contracted bona fide debt of NorthWestern”, pursuant to NorthWestern’s Second Amended and Restated Plan of Reorganization under Chapter 11 of the Bankruptcy Code, dated August 18, 2004.  See Application, pp. 1-2.  Harbert alleges that it plans to hold these voting securities “for investment purposes only” and that it will reduce its interests to less than the 10% threshold “as soon as it is financially reasonable.”  Id.  Harbert requests an exemption for three (3) years, but also indicates that it will seek to extend this three (3) year period, if necessary.  See Application, pp. 8-9.  Harbert also claims that it does not intend to control or affect the governance of NorthWestern

(1)                    15 U.S.C.  § 79, et seq.

(2)                    15 U.S.C.  § 79(c)(a)(4).

and that it does not intend to cause any changes in policy of NorthWestern’s management.  See Application, p. 7.  See also Harbert’s SEC Form 13-D filed with the Commission on November 12, 2004, but see Harbert Amendment 1 to SEC Form 13-D filed with the Commission on February 15, 2005.

On November 9, 2004, the Securities and Exchange Commission (the “Commission”) issued a Notice of Filing, establishing a comment date of December 6, 2004.  On February 15, 2005, Harbert filed with the Commission an Amendment No. 1 to its Form U-1 Application (as so amended, “Application”)(3).

2.                                      Law Debenture.

Law Debenture is a banking corporation duly organized under the laws of the State of New York.  Law Debenture is the successor Trustee to The Bank of New York as Trustee under an Indenture dated as of November 1, 1996 (as amended, the “Indenture”), pursuant to which The Montana Power Company, which subsequently became a subsidiary of NorthWestern (“Montana Power Company”), issued certain 8.45% Junior Subordinated Debentures (the “Debentures”) to Montana Power Capital I, which then issued to qualified investors certain 8.45% Cumulative Quarterly Income Preferred Securities, Series A (the “QUIPS”).

3.                                      NorthWestern.

NorthWestern is a public utility that generates, transmits, and distributes electricity and provides natural gas distribution service to approximately 608,000 customers in the States of Montana, South Dakota and Nebraska.  NorthWestern is also the successor in interest to NorthWestern Energy, L.L.C.  (formerly known as The Montana Power L.L.C.) which is the

(3)                    The factual circumstances and evidence of Harbert’s improper control have arisen after the expiration of the comment date specified by the Commission in its notice.  Law Debenture respectfully requests the waivers necessary so that this protest and request for a hearing may be considered by the Commission.

successor by merger to Montana Power Company, the original issuer of the Debentures under which Law Debenture is successor Trustee.

On September 14, 2003 (the “Petition Date”), NorthWestern filed with the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) (Bankruptcy Case No. 03-12872).

4.                                      Harbert’s Relationship with NorthWestern.

Harbert is a privately held firm that invests in securities of financially troubled businesses, including electric power companies.  Prior to the Petition Date, Harbert began to purchase, either directly or through its affiliate, various amounts of senior notes issued by NorthWestern.  See Application, p. 5. (4)  Harbert also purchased, either directly or indirectly, various amounts of subordinated debt securities issued by NorthWestern.  See Application, p. 5.

On August 27, 2004, NorthWestern filed with the Bankruptcy Court a Second Amended and Restated Plan of Reorganization, dated as of August 18, 2004 (the “Plan”), under which NorthWestern would continue to operate as a standalone public utility company, retaining all of its public utility lines of business.  Under the Plan, the unsecured creditors of NorthWestern were entitled to receive pro rata distributions of all of the common stock of the reorganized NorthWestern.  On October 12, 2004, the Bankruptcy Court issued an order confirming the Plan, which became effective on November 1, 2004 (the “Effective Date”).  As a result of the Plan, and as stated in its Application, Harbert acquired approximately 26.5% of all of the outstanding

(4)                    According to Harbert’s Application, Harbert and its affiliate, Alpha Sub US Fund VI, LLC (“Alpha”), acquired 7.85% of Northwestern debt due 2007, 8.75% of NorthWestern debt due 2012, 6.95% of NorthWestern debt due 2028, 7.07% of Montana Power debt due 2006, 7.96% of Montana Power debt due 2026, and 7.875% of Montana Power debt due 2026.  Harbert or its administered funds also own beneficially North Western’s subordinated debt securities.  See Application, p. 5 shares of common stock of NorthWestern, when all of the shares underlying certain warrants issued by NorthWestern to Harbert are treated as being outstanding, in accordance with the provisions of Rule 13d-3(d), as enacted under the Securities Exchange Act of 1934, as amended.  17 CFR § 240.13d-3(d).  Harbert is now, and since the Effective Date has been, NorthWestern’s largest stockholder.

In its Application, Harbert asserts that despite this exceedingly large ownership interest in a public utility, NorthWestern, it qualifies for an exemption from the registration requirements under PUHCA, because it is only “temporarily a holding company” and, as such, is entitled to the exemption contained in Section 3(a)(4) of PUHCA.  See Application, p. 2.  Law Debenture submits that Harbert does not meet the Commission’s standards for an exemption under Section 3(a)(4) for the following reasons:

(a)                                  It would not be in the public interest for the Commission to grant an exemption.  Harbert is not a passive investor in NorthWestern, as suggested in Harbert’s Application, but instead now exerts significant influence and control over the management and policies of NorthWestern; and

(b)                                 Contrary to the statements made by Harbert in its Application, Harbert is not “temporarily a holding company” within the meaning of Section 3(a)(4) of PUHCA, and the case law thereunder, and therefore Harbert does not qualify for the exemption set forth therein.

Accordingly, Law Debenture respectfully requests that Harbert’s Application be denied.

II.

ARGUMENT:

Under the provisions of PUHCA, if an entity is a “public utility holding company,”(5) then it must comply with the registration requirements contained therein.  15 U.S.C.  § 79(e).  However, Section 3(a)(4) of PUHCA provides that:

The Commission . . . shall exempt any holding company . . . from any provision or provisions of [PUHCA], unless and except insofar as it finds the exemption detrimental to the public interest or the interest of investors or consumers, if -

(4) such holding company is temporarily a holding company solely by reason of the acquisition of securities for purposes of liquidation or distribution in connection with a bona fide debt previously contracted or in connection with a bona fide arrangement for the underwriting or distribution of securities.

(emphasis added).(6)  The Commission has expressly stated that the “unless and except clause” contained in Section 3(a) of PUHCA is intended to:

prevent the exemption of any holding company which, though it might meet the formal conditions under Section 3(a), is essentially the type of company at which the purposes of [PUHCA] were directed.  (7)

(5)                    Under PUHCA, a ‘‘public utility” is defined as “an electric utility company or a gas utility company.” 15 U.S.C.  § 79(b)(5).  An “electric utility company” is defined as “any company which owns or operates facilities used for the generation, transmission, or distribution of electric energy for sale.  .  .  .” 15 U.S.C.  § 79(b)(3).  A “holding company” means:

(A)  any company which directly or indirectly owns, controls, or holds with power to vote, 10 per centum or more of the outstanding voting securities of a public utility company ...  unless the Commission ...  declares such company not to be a holding company; and (B) any person which the Commission determines ...  directly or indirectly to exercise ....  such a controlling influence over the management or policies of any public utility or holding company as to make it necessary or appropriate in the public interest or for the protection of investors or consumers that such person be subject to the obligations, duties, and liabilities imposed in this title upon holding companies.  15 U.S.C. § 79(b)(7).

(emphasis added).

(6)                    15 U.S.C.  § 79(c).

(7)                    See Cities Service Co., 8 SEC 318, 335-36 (1940), citing S. Rep. No. 62l, 74th Cong., 1st Sess.24 (1935).

Harbert claims that it will be “temporarily a holding company” within the meaning of Section 3(a)(4) of PUHCA and therefore, it falls within the exemption contained therein.  In support of its Application, Harbert claims that:

. . . the facts of this matter demonstrate that Harbert will not exercise such a controlling influence over the management or policies of the reorganized NorthWestern as to make it necessary or appropriate to subject Harbert to regulation as a holding company.  Although Harbert has acted to protect its rights as a creditor in bankruptcy, its role will substantially diminish following the effective date of the reorganization....

Harbert does not have any plans to control or affect the governance of NorthWestern.  The firm does not intend to cause any changes in policy of NorthWestern.  It does not have an objective of owning large percentages of public utility companies.

See Application, pp. 6-7 (emphasis added).  In direct contradiction of the foregoing statements, and as more particularly described below, Harbert, in fact, has exercised significant control and influence over the management and Board of Directors of NorthWestern.  Moreover, this active investment strategy on the part of Harbert is not unique to its NorthWestern investment.  As more particularly described below, Harbert has also purchased a large interest in another public utility, as well as interests in other electric power companies, and has influenced and directed the decisions and policies of the boards of directors of those companies.  As such, Harbert is the very type of investor to which the registration requirements of PUHCA should, and do, apply.  Accordingly, it is not in the public interest for the Commission to grant Harbert the requested Section 3(a)(4) exemption from the registration requirements of PUHCA.

1.                                      The Public Interest Does Not Support Granting an Exemption.

1.1                                 Since the Effective Date of the Plan, Harbert Has Been Influencing And Directing the Policies and Decisions of NorthWestern’s Board of Directors.

Although in its Application, Harbert claims that it will not cause changes in the policies of NorthWestern’s management, since the Effective Date of the Plan, Harbert has been “actively raising concerns with [NorthWestern’s] management” and involved “directly with the Board

Chairman concerning the Plan.”  See Application, Exhibit 2, p. 2 (a copy of the February 15, 2005 letter to the Board of Directors and its Chairman is attached as Exhibit A).  For example, since the Plan became effective, NorthWestern has attempted to resolve a number of its outstanding bankruptcy claims, including all of the claims asserted by (a) Law Debenture on behalf of the beneficial holders of the QUIPS securities and (b) Magten Asset Management Corporation which is the beneficial owner of more than 33% of the issued and outstanding QUIPS (“Magten”).  On January 27, 2005, Law Debenture and Magten reached an agreement with NorthWestern to settle all of their respective claims (the “Settlement”), the terms of which were contained in a settlement agreement which was executed on February 9, 2005 by all of the parties thereto (including NorthWestern) and filed on February 10, 2005 with the Bankruptcy Court (the “Settlement Agreement”).

The Settlement was negotiated among the parties at arms-length and resolved approximately ten lawsuits, appeals and objections.  It fairly balanced the significant litigation risk facing all of the parties by providing a recovery to the beneficial holders of the QUIPS that was greater than that which was provided for in the Plan, but which was significantly less than the holders of the QUIPS would have received if they succeeded in their litigation claims.

After the Settlement Agreement was filed with the Bankruptcy Court, and publicly announced by NorthWestern, Harbert raised objections to the Settlement Agreement directly with the Chairman of the Board of Directors of NorthWestern and also publicly through its own press release.  See Exhibits A and B attached hereto.  In its communications with the Board, Harbert, as the largest stockholder of NorthWestern, claimed that the Settlement Agreement was contrary to the interests of NorthWestern and its shareholders, and demanded that NorthWestern’s Board of Directors promptly announce its disapproval of the Settlement

Agreement and “instruct management not to take any further steps to consummate the Settlement.”  See Exhibit A, p. 4.  Harbert further demanded that NorthWestern immediately approve Harbert’s appointment to NorthWestern’s plan committee which, under NorthWestern’s Plan, is responsible for overseeing the settlement of the remaining claims against NorthWestern (the “Plan Committee”), including those claims which were the subject of the Settlement Agreement which Harbert was directing NorthWestern Management to reject.  In response to Harbert’s demand, NorthWestern not only jettisoned the Settlement Agreement, but also made Harbert a member of the Plan Committee.

On the day after Harbert’s letter to the Board (i.e., February 16, 2005), NorthWestern received from counsel for the Plan Committee a letter stating that the Plan Committee also “strongly objected” to the terms of the Settlement Agreement.  As a result of these objections, and even though the terms of the Settlement Agreement were binding upon the parties to the Settlement Agreement, NorthWestern, on the same day, rejected the Settlement Agreement.

In light of the foregoing, it is clear that Harbert is controlling decisions of NorthWestern management and is not a passive investor.  Granting Harbert the requested Section 3(a)(4) exemption so that Harbert can continue to direct and influence the decisions of NorthWestern’s Board of Directors, without the oversight required by PUHCA, would not be in the public interest.(8)

(8)                    Harbert alleges in its Application that regulation of NorthWestern by various state and federal regulatory agencies is adequate to protect the public interest.  However, regulation of Northwestern is not at issue here.  Rather, it is the oversight of Harbert as required by PUHCA.  Harbert is not subject to regulation by those state and federal regulatory agencies, and regulation of NorthWestern by certain state agencies is no substitute for adequate monitoring and control of Harbert by this Commission.

1.2                                 Harbert Has Been an Active Investor in Another Public Utility Company.

In its Application, Harbert expressly states that “[i]t does not have an objective of owning large percentages of public utility companies.”  See Application, p. 7.  Harbert’s actions are contrary to this stated objective and suggest that Harbert is not being forthright with the Commission as to its true intentions with respect to its ownership of NorthWestern.  In addition to its large equity investment in NorthWestern, Harbert owns a significant equity investment in another public utility, Allegheny Energy, Inc.  (“Allegheny”).(9) In its own press release regarding its investment in Allegheny, Harbert describes itself as a “large investor in power companies” that “invests in securities of various companies in the electric power industry, including [Allegheny] and its utilities.”(10)

With respect to its investment in Allegheny, Harbert has actively opposed before this Commission Allegheny’s application for waiver of certain requirements applicable to registered public utility holding companies.  Harbert filed both a protest and request for a hearing on Allegheny’s application and an answer to Allegheny’s response to Harbert’s protest.  Harbert then issued a press release, in which it described its request to the Commission to hold hearings on Allegheny’s ongoing need for waivers of PUHCA requirements.  In an order issued April 29, 2005, the Commission rejected Harbert’s claims.  Allegheny Energy, SEC Release No. 35-27963; 70-10251 (April 29, 2005).  These actions on the part of Harbert demonstrate its clear attempts to control and affect the management decisions of another public utility.

(9)                    See Press Release, dated February 23, 2005, of Harbert (a copy of which is attached hereto as Exhibit C).

(10)              Id.

Harbert has also invested in a number of other financially distressed energy companies, including (a) Gulfport Energy Corp. (beneficial owner of at least 10% of all capital stock),(11) (b) Mission Resources Corp. (beneficial owner of at least 10% of all capital stock)(12) and (c) James River Coal Company (beneficial owner of at least 10% of all capital stock).(13)  Harbert is the owner of “a significant amount of both the 8 7/8% bonds due October 2011 and the 8 3/4% bonds due October 2008” issued by Calpine Canada Energy Finance II ULC, an affiliate of Calpine Corporation (“Calpine”).(14)  Harbert has been aggressive in influencing the Calpine Board of Directors.  Calpine is a large developer of power projects which are Exempt Wholesale Generators (“EWGs”) under PUHCA or Qualifying Cogeneration or Small Power Production Facilities (“QFs”) under the Public Utility Regulatory Policies Act of 1978.

With respect to its investment in Calpine, Harbert sent on April 13, 2005 a letter to Calpine’s Board of Directors in which it openly questioned the Board’s intention of honoring its legal commitments to its bondholders in connection with the sale by Calpine of a power generating facility, and accused the Board of attempting an “end run” around its obligations to its bondholders.(15)  Harbert threatened to take legal action against Calpine’s Board, if necessary.  In an effort to maximum its influence over Calpine’s Board on this matter, Harbert issued a press release(16) in which it published its letter to Calpine’s Board.  This press release was then republished in a number of newspapers, including the Wall Street Journal.(17) By putting the

(11)              See SEC Form 3 filed on or about March 2, 2005 by Harbert with the Commission.

(12)              See SEC Form 4 filed on or about January 27, 2005 by Harbert with the Commission.

(13)              See SEC Form 4 filed on or about March 30, 2005 by Harbert with the Commission.

(14)              See Press Release, dated April 13, 2005, of Harbert (a copy of which is attached hereto as Exhibit D).

(15)              See Press Release, dated April 13, 2005, of Harbert (a copy of which is attached hereto as Exhibit D).

(16)              Id.

(17)              Wall Street Journal, May 2, 2005 (a copy of which is attached hereto as Exhibit E).

public spotlight on Calpine’s Board, Harbert’s actions had the intended effect of causing Calpine’s Board to reconsider its actions regarding the sale, and to confirm that “it never had any intentions of not honoring its obligations to its bondholders.”

To follow through on its threat, on May 5, 2005, Harbert filed an Originating Notice (“Calpine Complaint”) in the Supreme Court of Nova Scotia against Calpine and its subsidiaries including Calpine Energy Finance II UCL.  The Calpine Complaint alleges that Calpine and named subsidiaries violated Harbert’s rights under Nova Scotia and Canadian Laws in connection with identified financing transactions.  This litigation is disclosed in Calpine’s most recent SEC Form 10-Q.

Based upon the foregoing, it is clear that Harbert has historically not acted as a passive investor but has taken aggressive actions to influence and direct the policies and decisions of the boards of directors of the public utility and energy companies it invests in.  Harbert is, therefore, the type of investor to which the registration requirements of PUHCA were intended to apply, and to grant the requested Section 3(a)(4) exemption would not be in the public interest.

2.                                      Harbert’s Ownership in NorthWestern is Not Temporary and Therefore Harbert Does Not Qualify for Exemption Under Section 3(a)(4).

Harbert does not qualify for an exemption under Section 3(a)(4) of PUHCA because its ownership of these securities is not temporary.  The Commission has stated that this:

. . . exemption was intended to address a narrow set of circumstances in which holding company status was temporary, inadvertent, and unaccompanied by the intent to exercise control, so that abuses were unlikely to occur.  The exemption has been granted where utility stock is held as collateral for a debt on which the debtor defaults, and where an investment bank acquires utility stock that it agrees to distribute within one year.

(emphasis and italics added).(18)

(18)              “The Regulation of Public Utility Holding Companies” prepared by the Division of Investment Management, Securities and Exchange Commission, published June 1995, p. 102.

In fact, most of the cases arising under Section 3(a)(4) involve situations in which the ownership period of securities was one year or less.  See Northwest Utilities Co., Bear Stearns & Co., 22 SEC 454 (March 28, 1946) (SEC grants exemption for not more than one year from the date of the proposed acquisition); Equitable Securities Corporation, T.J.  Raney & Sons, Womeldorff & Lindsey, 32 SEC 652 (1951)(SEC grants exemption so long as stock is disposed within one year of the date of acquisition); Empire Southern Gas Company, Release No. 6627 (May 10, 1946) (exemption sought and later withdrawn when merger/consolidation took place on same day, rendering application moot); J.G.  White and Co., Release No. 7104 (December 27, 1946) (exemption granted for a period of twelve months from the date of acquisition of common stock); Southern Natural Gas Co.  and Equitable Securities Corp., 30 SEC 798 (December 30, 1949) (exemption granted for twelve months from the date of acquisition); BIyth & Co., Inc., Release No. 11959 (June 1, 1953) (exemption granted for a period of twelve months).

Harbert refers to various cases for its position that three years has been deemed by the Commission to be “temporary,” and even suggests that it may seek to extend that three year period.  However, those cases do not support Harbert’s position.  For example, in Fidelity Management & Research Company, et al., SEC Release No. 35-26448 (January 5, 1996) (“Fidelity”), the Commission permitted the holding of voting securities for up to three years from the date of acquisition of the securities while the Fidelity-managed funds disposed of their interests in El Paso Electric Company (“El Paso”).  In Fidelity, while the raw percentage ownership by the Fidelity funds approached 30%, there were twenty-one funds and accounts managed by Fidelity, none of which alone held more than 10% of the voting securities of El Paso.  Thus, the Commission, in rendering its decision, relied on the fact that the holdings were not aggregated, making it less likely that Fidelity would be able to exercise control over El Paso.

Importantly, Fidelity wound up with the voting securities as a result of the termination of a merger and failure to implement a reorganization plan reached among creditors and equity holders.(19) It acquired these securities as a last resort, and Fidelity apparently did not plan to hold these securities at all, until the other alternatives failed.  In addition, the Commission relied on representations that Fidelity did not intend to enter into any stand-alone transactions with the reorganized El Paso and represented to the New Mexico Public Service Commission that it “will not directly or indirectly cause any change in the policies or operations of the reorganized El Paso.”(20)  Even in light of these facts, the Commission imposed significant reporting requirements on Fidelity.(21)

In contrast to Fidelity, Harbert owns, either directly or indirectly, through only two affiliates, its entire equity position in NorthWestern.  Unlike Fidelity, Harbert did not acquire its equity interest in NorthWestern as a last resort option or inadvertently, but instead acquired its equity interest as part of an overall calculated effort to obtain these voting securities for its account.  Unlike Fidelity, Harbert is in the business of buying distressed public utility securities in reorganization proceedings, and was an active participant in crafting NorthWestern’s Plan.  Unlike Fidelity, Harbert has also not agreed to be bound by any particular regulatory reporting and is seeking an unrestricted exemption for three years or longer.  All of these factors clearly make Fidelity case distinguishable from Harbert’s case.

(19)              52 SEC at 571.

(20)              52 SEC at 578.

(21)              52 SEC at 577.

CONCLUSION:

For all of the reasons set forth above, Law Debenture respectfully requests that Harbert’s Application be denied.

NIXON PEABODY LLP

/s/ Elizabeth W. Whittle
Elizabeth W. Whittle
Nixon Peabody LLP
401 Ninth Street, N.W.
Suite 900
Washington, DC 20004
202-585-8338
202-585-8080

Counsel to Law Debenture Trust Company of New York as successor Trustee

Exhibit A

THE HARBERT DISTRESSED INVESTMENT MASTER FUND, LTD.
555 Madison Avenue, 16th Floor
New York, NY 10022

February 15, 2005

VIA FACSIMILE

Members of the Board of Directors
of NorthWestern Corporation

c/o Dr. Ernest Lion Draper, Jr.
Chairman of the Board
NorthWestern Corporation
125 S. Dakota Avenue
Sioux Falls, SD 57104-6403

Re:                               Failure to Adhere to the Plan of Reorganization and Objection to Flawed Settlement with Magten Asset Management Corporation and Law Debenture Trust Company of New York

Gentlemen:

Harbert Distressed Investment Master Fund, Ltd. (“Harbert”) holds approximately 20% of the Class 7 pre-petition claims against NorthWestern Corporation (“NorthWestern” or the “Company”), as well as approximately 20% of the common stock and approximately 33% of the warrants of reorganized NorthWestern.  We received the latter securities by operation of the Second Amended and Restated Plan of Reorganization (the “Plan”) in exchange for previously contracted bona fide debt of NorthWestern.  We have been told by representatives of holders of what we believe are a majority of both the Class 7 pre-petition claims and the new common stock that they share the concerns described in this letter.

In an effort to protect the interests of Class 7 creditors such as Harbert, as well as shareholders, warrant-holders and other shareholders in NorthWestern as they were negotiated by the participants to the bankruptcy proceeding and set forth in the Plan, I am writing to express Harbert’s strong objection to (i) the excessive consideration proposed to be paid in the settlement agreement in principle that NorthWestern management, on February 9, 2005, announced it had reached with Magten Asset Management Corporation (“Magten) and Law Debenture Trust Company of New York LLC (“Law Debenture”); (ii) management’s and NorthWestern’s outside counsel’s continued objections to our repeated requests to add creditors to the Plan Committee created to review settlements proposed by management, notwithstanding the lack of a role of the Company under the Plan in constituting the Plan Committee and the ongoing attempts by Harbert in good faith to accommodate the Company’s concerns; and (iii) the failure by the Company, after requests by Harbert first made in December, to distribute over 375,000 common shares with a current value of more than $10 million to their proper owners in Classes 7 and 9, and to cancel more than 700,000 highly dilutive warrants, both of which are required by the Plan.

4

We have been actively raising concerns with management and NorthWestern’s outside counsel since December regarding compliance with the Plan.  After the Company announced the settlement last week, we raised these concerns directly with the Board Chairman in an effort to resolve them before more events transpired.  Yesterday our counsel received a letter from Paul Hastings, the Company’s outside counsel, acknowledging our concerns and agreeing to further discuss them, and representing that no further action will be taken until we meet again.  However, even this letter of yesterday raises yet another new objection to our serving on the Plan Committee, which we have considered and is without merit.  Given the previous assurances we have received from Paul Hastings and the actions taken by management contrary to those assurances, and management’s recent announcement of the Magten settlement without properly consulting with the Board or the Plan Committee, we believe a clearer statement of the position of the Board itself on these issues, which lie at the heart of implementing the Plan as approved by the Bankruptcy Court, is merited without further delay.

As discussed below, we believe that the proposed settlement violates the plain terms of NorthWestern’s confirmed Plan, is contrary to the interests of Northwestern and its shareholders, and is the product of a negotiation and approval process that appears to have been impaired by the existence of conflicts of interest on the part of management and Paul Hastings and a premature announcement only because of an unauthorized “leak” by management.  We ask that the Board (i) promptly announce its disapproval of the proposed settlement; (ii) instruct management to comply promptly with the Company’s obligations under the Plan with respect to distributing or canceling certain of the common stock and warrants proposed to be distributed in connection with this settlement; and (iii) take steps to protect against the potential future recurrence of the procedural flaws that appear to have contributed to management’s execution and announcement of this proposed settlement without appropriate Board consultation and while raising unwarranted objections to our role on the Plan Committee.

The proposed settlement appears to be contrary to the interests of NorthWestern and its shareholders, and its negotiation and approval appear to have been tainted by conflicts of interest.

Harbert was active in the reorganization proceedings of NorthWestern and in negotiating for rights and value under the Plan that will be impaired by the Company’s actions to date which are the subject of this letter.  As of October 2004, Harbert was in a position to assess the low likelihood of a recovery by Magten under its litigation.  We understand that little has changed regarding the facts of that litigation since the Company’s Plan was confirmed in October.  Moreover, we received assurances in December from Gary Drook, the Company’s CEO, and in December and January from Paul Hastings that the litigation continues to be without merit.  While we understand the desire to end the distraction and legal fees associated with litigation, the amount of consideration proposed in this settlement cannot be justified.

As described in NorthWestern’s February 9, 2005 press release, the proposed settlement calls for Northwestern to distribute to Law Debenture, on behalf of Magten and the other non-accepting Class 8(b) QUIPS holders, (i) approximately 870,000 shares of NorthWestern common stock that under the Plan’s express terms were set aside in reserves established for Class 9 pending litigation claims, which the press release inaccurately characterizes as “worth $l7.4 million” and which in fact are worth more than $24 million, and (ii) 382,732 shares of NorthWestern common stock and 710,449 warrants not distributed to Class 8(b) claimants because those holders had elected to litigate rather than settle.

5

The proposed settlement appears, on its face, to be contrary to the interests of Northwestern, its shareholders, warrant-holders, and pre-petition creditors.  As noted above, the settlement calls for NorthWestern to distribute to Law Debenture approximately l.25 million shares of NorthWestern common stock, as well as more than 710,000 warrants.  Using yesterday’s closing price of $28.05, the common stock to be distributed has a total value of approximately $35 million.  In addition, the value of the warrants to be distributed using yesterday’s closing price of about $5 is in excess of $3.5 million, for a total settlement value of more than $38 million.  By contrast, Magten is seeking to recover only approximately $50 million — i.e., the full amount of the pre-petition debt (plus accrued interest) held by Magten and the other rejecting plaintiffs.  In other words, the proposed settlement would pay Magten and the other plaintiffs a 75% recovery on their claim.  A payment of this magnitude appears to be grossly excessive, particularly in light of what we understand to be Magten’s very low chance of prevailing in its litigation.  NorthWestern’s chief executive officer, Gary Drook, informed me, during a December 21, 2004 meeting, that he understands Magten’s chances of prevailing to be very low, a view that Paul Hastings confirmed with us last month.  Furthermore, neither Mr. Drook nor Paul Hastings communicated any reason to believe a settlement was required on an expedited basis.  Indeed, this lack of urgency in negotiating a settlement was the principal reason Harbert did not press the Company more forcefully until now on adding the appropriate members to the Plan Committee established to review settlements.

Finally, the disparity between the high amount of the settlement and the lack of merit of the litigation, as communicated by comments by the Company in public disclosure and by the creditors in bankruptcy court, will make it more difficult for the Company to negotiate reasonable settlements with the other litigation claimants that remain.  The signal sent by this settlement, if not promptly rejected by the Board, is that the Company is willing to settle litigation at almost any cost.

Why did management announce a proposed settlement that appears to be so excessive in amount before properly vetting it with the Board and Plan Committee?  We are concerned that the answer may rest, at least, in part, on the conflicts of interest that appear to have marred the process by which the settlement was negotiated and approved.  These conflicts arose at several levels.  First, it appears that management’s interests in negotiating the settlement may not have been properly aligned with those of the Company, its shareholders generally and its creditors like Harbert whose rights and value were established under the Plan and are also now shareholders.  We understand that at least one member of management, Michael Hanson, is a defendant in litigation brought by Magten, which the proposed settlement would have resolved.  In addition, management may have been unduly influenced, in its settlement deliberations, by a desire to avoid the burden on management time and resources that a continuation of the Magten litigation might have entailed.  Since the shares being proposed to be paid in the Magten litigation are already outstanding and are either held in reserve under the Plan for litigation or distributable to Class 7 and 9 creditors, payment of even a large amount of such shares is not dilutive to shares owned by management but is highly dilutive to most of the Company’s shareholders.  Finally, we understand that the Company’s counsel, the Paul Hastings law firm, suffers from a conflict of its own, in that at least one of the suits that Magten is prosecuting and that the proposed settlement would have resolved names Paul Hastings as a defendant.  As a defendant in the Magten litigation, and a direct beneficiary of any settlement, Paul Hastings is not in a position to evaluate and advise the Company objectively as to the merits of any proposed settlement of that litigation.

6

The proposed settlement violates the express terms of the Company’s confirmed Plan of Reorganization.

Section 4.8 (b)(ii) of the Plan gives each member of Class 8(b) the right to elect either a settlement option, denominated “Option 1,” or a litigation option, denominated “Option 2.” Each holder who elects Option 1 is to receive its pro rata share of 1.4% of the new common stock of NorthWestern to be issued and outstanding on the Effective Date (prior to dilution), plus its pro rata share of warrants exercisable for an additional 2.3% of new common stock.  Each holder who elects Option 2 is to receive its pro rata share of any recoveries eventually obtained upon resolution of the so-called QUIPS Litigation.  As to each holder in Class 8(b) who chooses Option 2, Section 4.8(b)(ii) goes on to provide that any New Common Stock which otherwise would have been distributable to such holder if such holder had chosen Option 1, shall be distributed, pro rata to Class 7 and Class 9, and the Warrants which otherwise would have been distributable will be cancelled.

The proposed settlement would contravene NorthWestern’s express obligations under Section 4.8(b)(ii) of the Plan — specifically, its obligations (i) to distribute to members of Class 7 and Class 9 the new common stock that would have been distributed to holders electing Option 2 had they chosen Option 1, and (ii) to cancel the warrants that would have been distributed to such holders had they chosen Option 1.  There is no basis in the Plan for NorthWestern’s continued failure to distribute these shares and cancel these warrants.

The Board of Directors should disapprove the proposed settlement, instruct management to comply with the Company’s obligations under the Plan, and take steps to cure the flaws that appear to have tainted the settlement process.

We are confident that, having been apprised of the flaws that mar both the proposed settlement and the process that led management to approve it, the Board of Directors will take prompt and effective corrective action.  As a creditor entitled under the Plan to rights and value established thereunder, we ask that the Board take the following steps, in addition to whatever other steps it may deem appropriate:

1.                                       The Board should disapprove the proposed Magten settlement, and should instruct management not to take any further steps to consummate the settlement or to seek Bankruptcy Court approval for it.

2.                                       The Board should instruct management to cause the Company promptly to comply with its obligations under Section 4.8(b)(ii) of the Plan —specifically, its obligations (i) to distribute to members of Class 7 and Clause 9 the new common stock that would have been distributed to Class 8(b) had it not rejected the Plan, and (ii) to cancel the warrants that would have been distributed to such holders had they not rejected the Plan.

3.                                       The Board should take proper steps to protect against the potential future recurrence of the flaws that appeared to have marred the negotiation and approval of the proposed Magten settlement.  For example:

7

(a)                                  In instances where (as appears to have been the case here) members of management suffer from a conflict of interest, the Board should ensure that the settlement is negotiated by members of the Board or management who are free of any such conflict.

(b)                                 In instances where (as appears to have been the case here) the Company’s counsel suffers from a conflict of interest, the Company should retain special counsel to advice it in connection with settlement negotiations and to advise the Board in connection with its review and approval of the settlement.

(c)                                  We understand from the Company’s outside counsel that, in the present case, the Company was compelled to issue a press release disclosing the terms of the proposed Magten settlement, prior to Board approval, in response to an unauthorized “leak” by the Company concerning that settlement.  We urge the Board to investigate the source of this leak and to take proper steps to prevent future leaks of the terms of other settlements.  In the event (which we trust is very unlikely) that the terms of any future proposed settlement were to be leaked before the Board had reviewed and approved it, any press release issued by the Company should be drafted so as to minimize public misperceptions concerning the Company’s level of support for the settlement in question.  Specifically, any such press release should disclose that the settlement in question is subject to the Board’s review and approval and has not yet been approved; that the settlement is also subject to review and potential objection by the Plan Committee; and that the press release was occasioned by an inadvertent disclosure, to which the Company felt compelled to respond.

(d)                                 Pursuant to Section 7.9 of the Plan, the Company is required to submit material proposed settlements to the Plan Committee for its review.  For the past several months, Harbert — as the Company’s largest shareholder and one of the largest holders of its pre-petition debt — has been requesting appointment to that Committee of itself and other creditors (most of which are also now shareholders) as contemplated by the Plan.  This committee at present has only one member, Wilmington Trust.  We understand that that Committee’s one member has the power to appoint additional members of its choosing and is amenable to appointing Harbert.  The Company and its counsel, however, has delayed Harbert’s appointment by interposing a series of objections, which in our view lack merit.  It is imperative that this process be completed without further delay, so that Harbert and/or one or more other appropriate creditor representatives can be added to the Plan Committee before any further material settlements are proposed.

We appreciate the Board’s consideration of these issues and urge the Board to take prompt and appropriate action.

Sincerely,

Philip Falcone

Cc:	Jesse Hibbard, HBK Investments, LP
Robert Platek, MSD Capital
Kevin Cavanaugh, Greenwich Capital
Robert Fraley, Fortress Investment
Robert Fields, MFP Investors LLC

8

Mike Embler, Franklin Mutual Advisors
Peter Faulkner, PSAM
John Barrett, Avenue Capital
Brett Haire, Brave Asset Management
Sandra Ortiz, Wilmington Trust
Alan Kornberg, Paul Weiss
Phil Bentley, Kramer Levin
Tom Knapp, NorthWestern General Counsel

9

Exhibit B

8 of 9 DOCUMENTS

Copyright 2005 PR Newswire Association LLC.
All Rights Reserved,
PR Newswire US

February 16, 2005 Wednesday

LENGTH:	3147 words

HEADLINE:	Harbert Master Fund Sends Letter to Board of Directors of Northwestern Corporation

DATELINE:	NEW YORK Feb. 15

BODY:

NEW YORK, Feb. 15 /PRNewswire/ – Harbert Distressed Investment Master Fund, Ltd. today delivered the following letter to the Board of Directors of NorthWestern Corporation (NASDAQ:NWEC). Harbert sent the letter because it believes that Northwestern has taken actions that violate the terms of the recently consummated Northwestern bankruptcy reorganization plan and that are prejudicial to the interests of holders of claims against the bankruptcy estate, including Harbert.

Harbert Distressed Investment Master Fund, Ltd. is focused on high-yield (special situation) and distressed securities on both the long and short sides, including debt and equity investments in turnarounds, restructurings, liquidations, event driven situations and inter-capital structure arbitrage.

THE HARBERT DISTRESSED INVESTMENT MASTER FUND, LTD.
555 Madison Avenue, 16th Floor
New York, NY 10022

February 15, 2005

VIA FACSIMILE

Members of the Board of Directors
of NorthWestern Corporation

c/o Dr. Ernest Linn Draper, Jr.
Chairman of the Board
Northwestern Corporation
125 S. Dakota Avenue
Sioux Falls, SD  57104-6403

Re:                               Failure to Adhere to the Plan of Reorganization and Objection to Flawed Settlement with Magten Asset Management Corporation and Law Debenture Trust Company of New York

Gentlemen:

Harbert Distressed Investment Master Fund, Ltd. (“Harbert”) holds approximately 20% of the Class 7 prepetition claims against Northwestern Corporation (“NorthWestern” or the “Company”), as well as approximately 20% of the common stock and approximately 33% of the warrants of reorganized NorthWestern.  We received the latter securities by operation of the Second Amended and Restated Plan of Reorganization (the “Plan”) in exchange for previously contracted bona fide debt of NorthWestern.  We have been told by representatives of holders of what we believe are a majority of both the Class 7 prepetition claims and the new common stock that they share the concerns described in this letter.

In an effort to protect the interests of Class 7 creditors such as Harbert, as well as shareholders, warrant-holders and other shareholders in NorthWestern as they were negotiated by the participants to the bankruptcy proceeding and set forth in the Plan, I am writing to express Harbert’s strong objection to (i) the excessive consideration proposed to be paid in the settlement agreement in principle that NorthWestern management, on February 9, 2005, announced it had reached with Magten Asset Management Corporation (“Magten”) and Law Debenture Trust Company of New York LLC (“Law Debenture”); (ii) management’s and NorthWestern’s outside counsel’s continued objections to our repeated requests to add creditors to the Plan Committee created to review settlements proposed by management, notwithstanding the lack of a role of the Company under the Plan in constituting the Plan Committee and the ongoing attempts by Harbert in good faith to accommodate the Company’s concerns; and (iii) the failure by the Company, after requests by Harbert first made in December, to distribute over 375,000 common shares with a current value of more than $10 million to their proper owners in Classes 7 and 5, and to cancel more than 700,000 highly dilutive warrants, both of which are required by the Plan.

We have been actively raising concerns with management and NorthWestern’s outside counsel since December regarding compliance with the Plan.  After the Company announced the settlement last week, we raised these concerns directly with the Board Chairman in an effort to resolve them before more events transpired.  Yesterday our counsel received a letter from Paul Hastings, the Company’s outside counsel, acknowledging our concerns and agreeing to further discuss them, and representing that no further action will be taken until we meet again.  However, even this letter of yesterday raises yet another new objection to our serving on the Plan Committee, which we have considered and is without merit.  Given the previous assurances we have received from Paul Hastings and the actions taken by management contrary to those assurances, and management’s recent announcement of the Magten settlement without properly consulting with the Board or the Plan Committee, we believe a clearer statement of the position of the Board itself on these issues, which lie at the heart of implementing the Plan an approved by the Bankruptcy Court, is merited without further delay.

As discussed below, we believe that the proposed settlement violates the plain terms of NorthWestern’s confirmed Plan, is contrary to the interests of Northwestern and its shareholders, and is the product of a negotiation and approval process that appears to have been impaired by the existence of conflicts of interest on the part of management and Paul Hastings and a premature announcement only because of an unauthorized “leak” by management.  We ask that the Board (i) promptly announce its disapproval of the proposed settlement; (ii) instruct management to comply promptly with the Company’s obligations under the Plan with respect to distributing or canceling certain of the common stock and warrants proposed to be distributed in connection with this settlement; and (iii) take steps to protect against the potential future recurrence of the procedural flaws that appear to have contributed to management’s execution and announcement of this proposed settlement without appropriate Board consultation and while raising unwarranted objections to our role on the Plan Committee.

The proposed settlement appears to be contrary to the interests of NorthWestern and its shareholders, and its negotiation and approval appear to have been tainted by conflicts of interest.

Harbert was active in the reorganization proceedings of NorthWestern and in negotiating for rights and value under the Plan that will be impaired by the Company’s actions to date which are the subject of this letter.  As of October 2004, Harbert was in a position to assess the low likelihood of a recovery by Magten under its litigation.  We understand that little has changed regarding the facts of that litigation since the Company’s Plan was confirmed in October.  Moreover, we received assurances in December from Gary Drook, the Company’s CEO, and in December and January from Paul Hastings that the litigation continues to be without merit.  While we understand the desire to end the distraction and legal fees associated with litigation, the amount of consideration proposed in this settlement cannot be justified.

2

As described in NorthWestern’s February 9, 2005 press release, the proposed settlement calls for Northwestern to distribute to Law Debenture, on behalf of Magten and the other non-accepting Class 8(b) QUIPS holders, (i) approximately 870,000 shares of NorthWestern common stock that under the Plan’s express terms were set aside in reserves established for Class 9 pending litigation claims, which the press release inaccurately characterizes as “worth $l7.4 million” and which in fact are worth more than $24 million, and (ii) 382,732 shares of NorthWestern common stock and 710,449 warrants not distributed to Class 8(b) claimants because those holders had elected to litigate rather than settle.

The proposed settlement appears, on its face, to be contrary to the interests of Northwestern, its shareholders, warrant-holders, and pre-petition creditors.  As noted above, the settlement calls for NorthWestern to distribute to Law Debenture approximately l.25 million shares of NorthWestern common stock, as well as more than 710,000 warrants.  Using yesterday’s closing price of $28.05, the common stock to be distributed has a total value of approximately $35 million.  In addition, the value of the warrants to be distributed using yesterday’s closing price of about $5 is in excess of $3.5 million, for a total settlement value of more than $38 million.  By contrast, Magten is seeking to recover only approximately $50 million — i.e., the full amount of the prepetition debt (plus accrued interest) held by Magten and the other rejecting plaintiffs.  In other words, the proposed settlement would pay Magten and the other plaintiffs a 75% recovery on their claim.  A payment of this magnitude appears to be grossly excessive, particularly in light of what we understand to be Magten’s very low chance of prevailing in its litigation.  NorthWestern’s chief executive officer, Gary Drook, informed me, during a December 21, 2004 meeting, that he understands Magten’s chances of prevailing to be very low, a view that Paul Hastings confirmed with us last month.  Furthermore, neither Mr. Drook nor Paul Hastings communicated any reason to believe a settlement was required on an expedited basis.  Indeed, this lack of urgency in negotiating a settlement was the principal reason Harbert did not press the Company more forcefully until now on adding the appropriate members to the Plan Committee established to review settlements.

Finally, the disparity between the high amount of the settlement and the lack of merit of the litigation, as communicated by comments by the Company in public disclosure and by the creditors in bankruptcy court, will make it more difficult for the Company to negotiate reasonable settlements with the other litigation claimants that remain.  The signal sent by this settlement, if not promptly rejected by the Board, is that the Company is willing to settle litigation at almost any cost.

Why did management announce a proposed settlement that appears to be so excessive in amount before properly vetting it with the Board and Plan Committee? We are concerned that the answer may rest, at least, in part, on the conflicts of interest that appear to have marred the process by which the settlement was negotiated and approved.  These conflicts arose at several levels.  First, it appears that management’s interests in negotiating the settlement may not have been properly aligned with those of the Company, its shareholders generally and its creditors like Harbert whose rights and value were established under the Plan and are also now shareholders.  We understand that at least one member of management, Michael Hanson, is a defendant in litigation brought by Magten, which the proposed settlement would have resolved.  In addition, management may have been unduly influenced, in its settlement deliberations, by a desire to avoid the burden on management time and resources that a continuation of the Magten litigation might have entailed.  Since the shares being proposed to be paid in the Magten litigation are already outstanding and are either held in reserve under the Plan for litigation or distributable to Class 7 and 9 creditors, payment of even a large amount of such shares is not dilutive to shares owned by management but is highly dilutive to most of the Company’s shareholders.  Finally, we understand that the Company’s counsel, the Paul Hastings law firm, suffers from a conflict of its own, in that at least one of the suits that Magten is prosecuting and that the proposed settlement would have resolved names Paul Hastings as a defendant.  As a defendant in the Magten litigation, and a direct beneficiary of any settlement, Paul Hastings is not in a position to evaluate and advise the Company objectively as to the merits of any proposed settlement of that litigation.

The proposed settlement violates the express terms of the Company’s confirmed Plan of Reorganization.

Section 4.8 (b)(ii) of the Plan gives each member of Class 8(b) the right to elect either a settlement option, denominated “Option 1,” or a litigation option, denominated “Option 2.” Each holder who elects Option 1 is to receive its pro rata share of 1.4% of the new common stock of NorthWestern to be issued and outstanding on the Effective Date (prior to dilution), plus its pro rata share of warrants exercisable for an additional 2.3% of new

3

common stock.  Each holder who elects Option 2 is to receive its pro rata share of any recoveries eventually obtained upon resolution of the so-called QUIPS Litigation.  As to each holder in Class 8(b) who chooses Option 2, Section 8.9(b)(ii) goes on to provide that any New Common Stock which otherwise would have been distributable to such holder if such holder had chosen Option 1, shall be distributed, pro rata to Class 7 and Class 9, and the Warrants which otherwise would have been distributable will be cancelled.

The proposed settlement would contravene NorthWestern’s express obligations under Section 4.8(b)(ii) of the Plan — specifically, its obligations (i) to distribute to members of Class 7 and Class 9 the new common stock that would have been distributed to holders electing Option 2 had they chosen Option 1, and (ii) to cancel the warrants that would have been distributed to such holders had they chosen Option 1.  There is no basis in the Plan for NorthWestern’s continued failure to distribute these shares and cancel these warrants.

The Board of Directors should disapprove the proposed settlement, instruct management to comply with the Company’s obligations under the Plan, and take steps to cure the flaws that appear to have tainted the settlement process.  We are confident that, having been apprised of the flaws that mar both the proposed settlement and the process that led management to approve it, the Board of Directors will take prompt and effective corrective action.  As a creditor entitled under the Plan to rights and value established thereunder, we ask that the Board take the following steps, in addition to whatever other steps it may deem appropriate:

1.                                       The Board should disapprove the proposed Magten settlement, and should instruct management not to take any further steps to consummate the settlement or to seek Bankruptcy Court approval for it.

2.                                       The Board should instruct management to cause the Company promptly to comply with its obligations under Section 4.8(b)(ii) of the Plan —specifically, its obligations (i) to distribute to members of Class 7 and Clause 9 the new common stock that would have been distributed to Class 8(b) had it not rejected the Plan, and (ii) to cancel the warrants that would have been distributed to such holders had they not rejected the Plan.

3.                                       The Board should take proper steps to protect against the potential future recurrence of the flaws that appeared to have marred the negotiation and approval of the proposed Magten settlement.  For example:

(a)                                  In instances where (as appears to have been the case here) members of management suffer from a conflict of interest, the Board should ensure that the settlement is negotiated by members of the Board or management who are free of any such conflict.

(b)                                 In instances where (as appears to have been the case here) the Company’s counsel suffers from a conflict of interest, the Company should retain special counsel to advice it in connection with settlement negotiations and to advise the Board in connection with its review and approval of the settlement.

(c)                                  We understand from the Company’s outside counsel that, in the present case, the Company was compelled to issue a press release disclosing the terms of the proposed Magten settlement, prior to Board approval, in response to an unauthorized “leak” by the Company concerning that settlement.  We urge the Board to investigate the source of this leak and to take proper steps to prevent future leaks of the terms of other settlements.  In the event (which we trust is very unlikely) that the terms of any future proposed settlement were to be leaked before the Board had reviewed and approved it, any press release issued by the Company should be drafted so as to minimize public misperceptions concerning the Company’s level of support for the settlement in question.  Specifically, any such press release should disclose that the settlement in question is subject to the Board’s review and approval and has not yet been approved; that the settlement is also subject to review and potential objection by the Plan Committee; and that the press release was occasioned by an inadvertent disclosure, to which the Company felt compelled to respond.

(d)                                 Pursuant to Section 7.9 of the Plan, the Company is required to submit material proposed settlements to the Plan Committee for its review.  For the past several months, Harbert —as the Company’s largest shareholder and one of the largest holders of its pre-petition debt — has been requesting appointment to that

4

Committee of itself and other creditors (most of which are also now shareholders) as contemplated by the Plan.  This committee at present has only one member, Wilmington Trust.  We understand that that Committee’s one member has the power to appoint additional members of its choosing and is amenable to appointing Harbert.  The Company and its counsel, however, has delayed Harbert’s appointment by interposing a series of objections, which in our view lack merit.  It is imperative that this process be completed without further delay, so that Harbert and/or one or more other appropriate creditor representatives can be added to the Plan Committee before any further material settlements are proposed.

We appreciate the Board’s consideration of these issues and urge the Board to take prompt and appropriate action.

Sincerely,

Philip Falcone

Cc:	Jesse Hibbard, HBK Investments, LP
Robert Platek, MSD Capital
Kevin Cavanaugh, Greenwich Capital
Robert Fraley, Fortress Investment
Robert Fields, MFP Investors LLC
Mike Embler, Franklin Mutual Advisors
Peter Faulkner, PSAM
John Barrett, Avenue Capital
Brett Haire, Brave Asset Management
Sandra Ortiz, Wilmington Trust
Alan Kornberg, Paul Weiss
Phil Bentley, Kramer Levin
Tom Knapp, NorthWestern General Counsel

CO: Harbert Distressed Investment Master Fund, Ltd.; NorthWestern Corporation
ST: New York
IN: FIN MFD
SU: BCY

CONTACT: Howard Kagan, + 1-212-508-3727, for Harbert Distressed
Investment Master Fund, Ltd.

SOURCE Harbert Distressed Investment Master Fund, Ltd.

URL:  http://www.prnewswire.com

LOAD-DATE:  February 16, 2005

5

Copyright 2005 PR Newswire Association LLC.
All Rights Reserved.
PR Newswire US

February 23, 2005 Wednesday

LENGTH:	949 words

HEADLINE:	Harbert Distressed Fund Requests SEC Hold Hearings on Allegheny Energy’s Ongoing Need for Waivers of PUHCA Requirements

DATELINE:	NEW YORK Feb. 23

BODY:

NEW YORK, Feb. 23 /PRNewswire/ — A large investor in power companies has requested that the Securities and Exchange Commission take steps to protect ratepayers and investors in the Allegheny Energy, Inc. (NYSE:AYE) utilities from the worst consequences of a potential bankruptcy of AYE.

Since 2002, AYE has not been in compliance with the SEC’s minimum 30% equity requirement and, on numerous occasions, the reporting obligations required by the Public Utility Holding Company Act of 1935 (“PUHCA”).  During this time the SEC has granted AYE numerous waivers to provide AYE reasonable flexibility to repair its financial condition.  However, AYE has used this flexibility to support its highly leveraged unregulated affiliate, Allegheny Energy Supply Company, LLC, without adequately protecting its utility companies.  Harbert Distressed Investment Master Fund, Ltd. believes that given the experiences of Enron and Northwestern Corporation, two PUHCA companies whose bankruptcies wiped out billions in equity and debt securities, including retirement funds of utility employees, the SEC should undertake a pro-active program to protect AYE’s utility stakeholders.  Otherwise, AYE may continue to encumber its utilities in an effort to prop up Supply.  The Fund requests that, in response to AYE’s most recent request for broad financing authority through mid-2007, the SEC condition any further waivers on establishing protections for utility investors and ratepayers, or hold hearings to determine reasonable conditions that would reduce AYE’S ability to continue to burden its utility operations.

In its filing, the Fund expresses particular alarm at AYE’s request for SEC approval through 2007 to temporarily dividend from its utilities 100% of the proceeds of certain regulated utility financings so that they may be passed through AYE’s highly leveraged, sub-investment grade, unregulated Supply subsidiary which has negative $1.2 billion in retained earnings.  This practice, referred to by AYE in a previous filing as “round tripping”, appears to the Fund to be designed to comply with the letter, but not the spirit, of a complex financing arrangement put in place in 2003.  AYE assures the SEC that “Any amounts paid to Allegheny by these Utility Applicants will be immediately contributed back to the applicable Utility Applicant so the dividends will have no effect on the Utility Applicant’s paid-in capital account.”  The Fund believes that an important goal of the SEC’s obligations under PUHCA is to ensure that utility investors and ratepayers are not abused by use of a complex, opaque holding company structure, and that the SEC should require more financial transparency by AYE and protection for its utilities before another PUHCA company and its utilities are forced into a complex bankruptcy with tangled affiliate transactions.

In its filing, the Fund points out that during this extended period of failing to meet PUHCA standards, AYE has repeatedly failed to deliver reliable financial statements or projections, ceased filing quarterly and annual reports of Supply, transferred the equity value of the utilities to Supply, petitioned state regulators to encumber the utilities with rate increases and environmental control expenditures to support investors in Supply and improve its power plants, and committed to use proceeds of its utilities’ financings to make investments in Supply.  While AYE has avoided bankruptcy to date and reduced outstanding total debt over the past year by selling assets, these asset sales have produced even greater equity losses and increased financial leverage at a time when its cash flows, liquidity and equity levels continue to be extremely weak compared to other PUHCA regulated companies.  AYE’S request to the SEC points out that most other distressed PUHCA companies in the past had equity levels which dropped as low as 28%, yet AYE now operates with only about 20% equity capitalization, after plummeting to 17% as recently as September 2004.  This collapse in equity has been accompanied by repeated claims by AYE in its SEC filings that it is making progress in returning to the minimum standard of 30% equity, without making material actual progress in that regard.

The Fund requests that the SEC require that Supply be made “bankruptcy remote” from the other AYE businesses.  This would require, among other prudent precautions, that contracts between Supply and the utilities be subject to competitive bidding, that the boards of directors of Supply and the utilities not be identical, and that financings at Supply would not be intertwined with those of the utilities.

Harbert Distressed Investment Master Fund, Ltd., invests in securities of various companies in the electric power industry, including AYE and its utilities.  The Fund’s investment positions are subject to change in the ordinary course of its business.  The Fund is focused on high-yield (special situation) and distressed securities on both the long and short sides, including debt and equity investments in turnarounds, restructurings, liquidations, event driven situations and inter-capital structure arbitrage.

A copy of the Fund’s filing can be viewed at the SEC’s home page http://www.sec.gov/ under SEC Divisions; Investment Mgmt; Office of Public Utility Regulation (OPUR); Pending Filings and Notices Under the 1935 Act; File No. “070-10251: Allegheny Energy Inc. Request For Hearing” or by copying the following address to a web browser. http://www.sec.gov/divisions/investment/opur/filing/aei-021805.pdf.

CONTACT: Jeff Harris for Harbert Distressed Investment Master Fund, Ltd., +1-205-987-5756

SOURCE Harbert Distressed Investment Master Fund, Ltd.

URL:  http://www.prnewswire.com

LOAD-DATE:  February 24, 2005

2

Copyright 2005 PR Newswire Association LLC.
All Rights Reserved.
PR Newswire US

April 13, 2005 Wednesday 10:42 PM GMT

LENGTH:	1338 words

HEADLINE:	Harbert Distressed Investment Master Fund Sends Letter to Boards of Directors of Calpine Corporation and Certain Subsidiaries

DATELINE:	NEW YORK April 13

BODY:

NEW YORK, April 13 /PRNewswire-FirstCall/ — Harbert Distressed Investment Master Fund, Ltd. today delivered the following letter to the Boards of Directors of Calpine Corporation (NYSE:CPN) and certain of its subsidiaries.  The Fund sent the letter because it believes that Calpine has taken actions that impair the rights of the holders of the 8 7/8% bonds due October 2011 and the 8 3/4 % bonds due October 2008 of Calpine Canada Energy Finance II ULC, including the Fund.

Harbert Distressed Investment Master Fund, Ltd. is focused on high-yield (special situation) and distressed securities on both the long and short sides. including debt and equity investments in turnarounds, restructurings, liquidations, event driven situations and inter-capital structure arbitrage.

Harbert Distressed Investment Master Fund, Ltd.
c/o 555 Madison Avenue, 16th Floor
New York, New York 10022

April 13, 2005

VIA FACSIMILE

Directors of:
Calpine Canada Energy Finance II ULC
Calpine Canada Resources Ltd.
Calpine European Funding (Jersey) Limited
Calpine Corporation

RE: Harbert Distressed Investment Master Fund, Ltd. (the “Fund”): Bonds Issued by Calpine Canada Energy Finance II ULC.

The Fund is writing to you as the holder of bonds issued by Calpine Canada Energy Finance II ULC (“Finance II”).  The Fund holds a significant amount of both the 8 7/8% bonds due October 2011 and the 8 3/4% bonds due October 2008 (collectively, the “Bonds”).

The Fund is concerned that your recent announcements concerning the sale of the Saltend Power Generating Facility (the “Saltend Facility”) and the issuance of $260,000,000 in redeemable preferred shares by Calpine European Funding (Jersey) Limited (“Calpine Jersey”) are evidence of an effort to strip the value of the

Saltend Facility out of Calpine Jersey and, indirectly, its parent, Calpine Canada Resources Ltd. (“Resources”), to the prejudice of Finance II’s bondholders.

If the value of the Saltend Facility is stripped away, Resources will be unable to meet its obligations to Finance II under the Term Debenture issued August 23, 2001 in the amount of euro 275,000,000 and Finance II will be unable to meet its obligations under the Bonds.  The Saltend Facility is the commercial enterprise which supports Resources obligations to Finance II under the Term Debenture which, in turn, supports Finance II’s ability to repay the Bonds.

The Fund is of the view that these actions are in breach of the legal obligations, public announcements and the expectations created by Finance II, Resources and Calpine Corporation (“Calpine”).

The Term Debenture, made public by Calpine in November, 2004, provides that Resources would conduct its business “so as to preserve and protect its business and assets”.  The sale or financing of the Saltend Facility in circumstances where Resources does not receive adequate consideration is a breach of the obligations under the Term Debenture.

The Bonds were issued pursuant to a prospectus included in a registration statement filed with the United States Security and Exchange Commission registration number 333-67446 (the “Prospectus”).

The Prospectus provided in part as follows:

“page 19 ... The right of Calpine’s debt security holders to receive any assets of any of Calpine’s subsidiaries or other affiliates upon Calpine’s liquidation or reorganization will be subordinated to the claims of any subsidiaries’ or other affiliates’ creditors (including trade creditors and holders of debt issued by Calpine’s subsidiaries or affiliates, including Energy Finance and Energy Finance II).”

Accordingly, it was intended and represented by Calpine that the creditors of Finance II, including holders of the Bonds, would (a) have recourse to the assets of Finance II (including the Term Debenture) in priority to the creditors of Calpine and (b) have a claim on any assets of any of Calpine’s subsidiaries or other affiliates which claim is senior to Calpine’s creditors.  The Fund strongly suspects that Calpine initiated the sale of the Saltend Facility and preferred issuance by Calpine Jersey in an ongoing effort to address significant shortfalls in Calpine’s liquidity.  We strongly suspect that the proceeds are intended to be used to repurchase or refinance Calpine debt, and that these transactions are part of an ongoing de facto liquidation and reorganization of Calpine in contravention of these representations.  We have serious and growing concerns over Calpine’s solvency.  The Fund believes that Calpine should not be permitted to liquidate or reorganize to the detriment of Finance II in contravention of these representations simply because it is in advance of a forma1 bankruptcy filing or out-of-court restructuring announcement.

It appears to us that the actions constitute an ‘end run’ around the obligations in the Term Debenture and the Prospectus and are an attempt to prefer the creditors of Calpine and certain affiliates over the bondholders.  The value of the Saltend Facility must remain available to Resources and Finance II, at least to the extent of the principal and interest amounts outstanding under the two series of Finance II debt which include the Bonds.

This letter is notice that the Fund requires your public written confirmation that the cash proceeds of any sale or financing of the Saltend Facility continues to be and will be held in cash at Resources until the maturity of the Bonds in order to support:

(a)                                  the obligations of Resources to Finance II under the Term Debenture; and

(b)                                 the obligations of Finance II to its bondholders, including the Fund which are, at a minimum, sufficient to fund the principal and interest obligations under the Bonds.

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In the event that the proceeds of the sale or any refinancing of the Saltend Facility have already been transferred to Calpine or any of its affiliates, we will require your public written confirmation that the proceeds will immediately be repaid to Resources and held in cash pending the maturity and repayment in full of the Bonds.

The Fund is advised by its counsel that the transactions which Calpine has or is about to conclude to upstream the proceeds of the sale or financing of the Saltend Facility are oppressive, unfairly prejudicial to and unfairly disregard the rights of the bondholders of Finance II, including the Fund, contrary to the provisions of the Nova Scotia Companies Act (the “Act”).  The oppression remedy under the Act is designed to protect corporate stakeholders from conduct that is oppressive, unfairly prejudicial to or unfairly disregards the rights of the stakeholders.  Under the Act, a court is empowered to make any order it sees fit to rectify the oppressive conduct including orders restraining oppressive conduct and setting aside or varying corporate contracts or transactions.  Conduct which may be legal in the narrow sense can be found to be oppressive and remedy awarded.

In addition, under Canadian law the directors of Finance II and Resources owe a duty of care to the creditors of Finance II and Resources.  Any transactions which strip the assets out of Finance II and Resources and render them unable to meet their obligations to their creditors, including the bondholders, are in breach of the directors’ obligations to the creditors and could result in personal liability for the directors.

If you do not publicly announce your written confirmation as requested herein by April  26, 2005, we have instructed our counsel, ThorntonGroutFinnigan LLP, of Toronto, Canada to commence proceedings to enforce our rights.

Sincerely,

Harbert Distressed Investment Master Fund, Ltd.

By:	HMC Distressed Investment Offshore Manager, L.L.C., as its investment manager

/s/ Philip Falcone
Philip Falcone
Vice President

Cc: John Finnigan, ThorntonGroutFinnigan LLP

CONTACT. Jeffrey Harris, +1-205-987-5756, for Harbert Distressed
Investment Master Fund, Ltd.

SOURCE Harbert Distressed Investment Master Fund, Ltd.

URL:  http://www.prnewswire.com

LOAD-DATE:  April 14, 2005

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Copyright 2005 Factiva, a Dow Jones and Reuters Company
All Rights Reserved

(Copyright (c) 2005, Dow Jones & Company, Inc.)
The Wall Street Journal

May 2,2005 Monday

SECTION:	Pg. C5

LENGTH:	366 words

HEADLINE:	Calpine Seeks NYSE Inquiry On Rumors About Its Finances

BYLINE:	By Rebecca Smith I

BODY:

Big electricity producer Calpine Corp. said it asked the New York Stock Exchange to investigate trading of its stock and “reckless and unfounded rumors” about its finances that have circled the company the past two weeks, pushing its stock down 35%.

Calpine sought to reassure investors on Friday that it is able to meet its obligations.  The company said it will report first-quarter earnings Thursday that will be in line with earlier projections.  Specifically, it said it will report a loss of 38 cents a share for the quarter and expects a loss of 80 cents to 90 cents a share for the year.  On Friday, Calpine stock rose 34 cents to $1.79 at 4 p.m. in heavy trading.

Stock in the San Jose, Calif., company came under intense pressure about two weeks ago, after an investment firm, Harbert Distressed Investment Master Fund Ltd., challenged Calpine’s ability to sell a power project in the United Kingdom.

In an unusual move, Harbert on April 13 publicly issued a letter that challenged Calpine’s intentions to honor its legal commitments to bondholders and accused Calpine of attempting an “end run” around its obligations.  The letter concluded with a threat of legal action.

Calpine spokesman Bill Highlander said Friday that Calpine is well aware of its legal and moral obligations to bondholders and never has had any intention but to honor them fully.  A representative of Harbert, senior managing director Philip Falcone, didn’t return a phone call Friday.

On April 22, trading in Calpine stock was briefly halted when rumors again pushed the stock down as low as $1.69 before the company put out a release reassuring investors it wasn’t in default on any loan covenants.  The stock closed that day at $2.19.

Christopher Ellinghaus, an equity analyst for Williams Capital Group, said that “normally an investor with a problem tries to work it out with the company privately and doesn’t go around putting out press releases.”

Calpine has said it doesn’t have any intention or need to seek bankruptcy protection.  It’s the object of extensive short-selling interest, though, meaning that those investors stand to profit from drops in the stock, which may help to propel rumors.

NOTES:

PUBLISHER: Dow Jones & Company Inc.

LOAD-DATE: May 2, 2005

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